Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

INDEPENDENT BANK GROUP, INC.

MCKINNEY, TEXAS

AND

GUARANTY BANCORP

DENVER, COLORADO

Dated as of May 22, 2018

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 22nd day of May, 2018, by and between Independent Bank Group, Inc., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”), and Guaranty Bancorp, a Delaware corporation and registered bank holding company with its principal offices in Denver, Colorado (“GBNK”).

RECITALS:

WHEREAS, GBNK owns all of the capital stock of Guaranty Bank and Trust Company, a Colorado banking association with its home office in Denver, Colorado (“Guaranty Bank”);

WHEREAS, the parties intend that GBNK merge with and into IBG (the “Merger”), with IBG continuing as the corporation surviving the Merger (the “Resulting Corporation”) as provided for herein, and this Agreement shall constitute an agreement and plan of merger with respect to such Merger;

WHEREAS, the boards of directors of IBG and GBNK believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of IBG and GBNK, respectively, and their shareholders and stockholders, respectively;

WHEREAS, after the Merger, IBG will effect the merger of Guaranty Bank with and into Independent Bank, McKinney, Texas, a Texas banking association and a wholly-owned subsidiary of IBG (“Independent Bank”), with Independent Bank continuing as the surviving bank (the “Bank Merger”);

WHEREAS, the parties intend: (i) that the Merger will qualify as a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, (ii) that the Bank Merger qualify as a “reorganization” within the meaning of § 368(a) of the Code and the rules and regulations promulgated thereunder, and (iii) that this Agreement constitutes a plan of reorganization for purposes of § 368 of the Code and within the meaning of Treasury Regulation § 1.368-2(g);

WHEREAS, contemporaneously with the execution of this Agreement, IBG entered into (i) an Employment Agreement with Michael B. Hobbs and (ii) Director Support Agreements with certain non-officer directors of GBNK and Guaranty Bank, the Employment Agreement and the Director Support Agreements to be effective at the Effective Time (as defined in Section 1.09) (collectively, the “Additional Agreements”);

WHEREAS, as an inducement to the parties to enter into this Agreement, certain shareholders of IBG and stockholders of GBNK have entered into Voting Agreements (the “Voting Agreements”) agreeing to vote in favor of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, IBG and GBNK desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of IBG and GBNK have adopted this Agreement and approved the proposed transactions contemplated hereby (including the Merger and the Bank Merger), and have resolved to recommend that the shareholders of IBG and the stockholders of GBNK approve this Agreement and the transactions contemplated hereby, including the Merger.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I

ACQUISITION OF GBNK BY IBG

Section 1.01.    Merger of GBNK with and into IBG. Subject to the terms and conditions of this Agreement, GBNK will merge with and into IBG in accordance with the applicable provisions of the Texas Business Organizations Code (the “TBOC”) and the Delaware General Corporation Law (the “DGCL”).

Section 1.02.    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the TBOC and the DGCL. After the Merger, IBG shall be the Resulting Corporation and shall continue its corporate existence under the laws of the State of Texas, and the separate corporate existence of GBNK shall cease. The name of the Resulting Corporation shall be “Independent Bank Group, Inc.” The existing principal office and facilities of IBG immediately preceding the Merger shall be the principal office and facilities of the Resulting Corporation after the Merger. At the Effective Time, all rights, title and interests to all real estate and other property owned by GBNK shall be allocated to and vested in the Resulting Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of GBNK shall be allocated to the Resulting Corporation, and the Resulting Corporation shall be the primary obligor therefor, and no other party to the Merger shall be liable therefor.

Section 1.03.    Certificate of Formation and Bylaws. As a result of the Merger, the Certificate of Formation and Bylaws, each as in effect immediately prior to the Effective Time, of IBG shall continue in effect as the Certificate of Formation and Bylaws of the Resulting Corporation until the same shall be amended and changed as provided by applicable Law.

Section 1.04.    Directors and Executive Officers. Subject to the appointment of the GBNK directors as contemplated in Section 6.14, the directors and executive officers of IBG as of the Effective Time shall be the directors and executive officers of the Resulting Corporation, and such directors and executive officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and Bylaws of the Resulting Corporation or as otherwise provided by applicable Law.

Section 1.05.    Conversion of GBNK Shares. At the Effective Time by virtue of this Agreement and without any action on the part of IBG, GBNK or the holder of any of the following securities:

(A)    Each share of common stock, par value $0.001 per share, of GBNK (such shares, the “GBNK Shares”) issued and outstanding as of immediately prior to the Effective Time, excluding any Cancelled Shares and GBNK 2015 RSAs, shall be converted into the right to receive 0.45 (the “Exchange Ratio”) common shares, par value $0.01 per share, of IBG (the “IBG Shares”), without interest and subject to adjustment in accordance with Section 1.05(C) (the “Merger Consideration”).

(B)    All GBNK Shares issued and outstanding immediately prior to the Effective Time that are owned directly by IBG or GBNK, including any GBNK Shares held in the treasury of GBNK (in each case, other than GBNK Shares (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) held, directly or indirectly, by IBG or GBNK in respect of a debt previously contracted) shall be cancelled and shall cease to exist, and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(C)    Notwithstanding anything in this Agreement to the contrary, IBG will not issue any certificates or scrip representing fractional IBG Shares otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, IBG shall pay to each former holder of GBNK Shares otherwise entitled to receive such fractional share an amount of cash (rounded to the nearest whole cent) determined by multiplying (i) the Average Closing Price by (ii) the fraction of an IBG Share which such holder would otherwise be entitled to receive pursuant to this Section 1.05. “Average Closing Price” shall mean the average of the daily volume-weighted average sales price per IBG Share on the NASDAQ Stock Market, Inc. Global Select Market System (the “NASDAQ”), for the twenty consecutive full trading days ending on and including the third trading day preceding the Closing Date, as reported by Bloomberg.

Section 1.06.    Treatment of GBNK Restricted Stock Awards.

(A)    GBNK 2005 Restricted Stock Awards. At the Effective Time, each unvested compensatory restricted stock award with respect to GBNK Shares granted under GBNK’s Amended and Restated 2005 Stock Incentive Plan, as amended (the “GBNK 2005 Equity Plan”) that is outstanding as of immediately prior to the Effective Time (a “GBNK 2005 RSA”), consistent with the terms of such plan shall vest and be entitled to receive the Merger Consideration set forth in Section 1.05(A) in respect of each vested GBNK Share subject to such GBNK 2005 RSA. As soon as practicable after the Effective Time, and in any event within five Business Days after the Effective Time, IBG shall deliver or cause to be delivered the Merger Consideration payable in respect of such GBNK 2005 RSAs to the holders thereof.

(B)    GBNK 2015 Restricted Stock Awards. At the Effective Time, except as otherwise provided on Confidential Schedule 1.06(B), each compensatory restricted stock award with respect to GBNK Shares granted under GBNK’s 2015 Long-Term Incentive Plan, as amended (the “GBNK 2015 Equity Plan”), that is outstanding as of immediately prior to the Effective Time (a “GBNK 2015 RSA”) shall be converted into a restricted stock award in respect of IBG Shares (each, an “Adjusted RSA”), with the same terms and conditions as were applicable under such GBNK 2015 RSA immediately prior to the Effective Time (except that with respect to any performance-vesting GBNK 2015 RSA, the performance-based vesting conditions applicable to such GBNK 2015 RSA immediately prior to the Effective Time shall not apply from and after the Effective Time, and such GBNK 2015 RSA shall become a time-vesting Adjusted RSA only), and relating to the number of IBG Shares equal to the product of (i) the number of GBNK Shares subject to such GBNK 2015 RSA immediately prior to the Effective Time (with respect to any performance-vesting GBNK 2015 RSA, with the number of GBNK Shares determined as set forth below), multiplied by (ii) the Exchange Ratio, with any fractional shares rounded up to the next whole number of shares. For purposes of this Section 1.06(B), the number of GBNK Shares subject to each GBNK 2015 RSA for which the performance period is not completed as of the Effective Time shall be the target number of GBNK Shares subject to such GBNK 2015 RSA.

(C)    GBNK Actions. Prior to the Effective Time, the GBNK Board or the appropriate committee thereof shall adopt resolutions and take such other actions with respect to the GBNK RSAs as are necessary to give effect to the transactions contemplated by this Section 1.06.

(D)    IBG Actions. As soon as reasonably practicable after the Effective Time, IBG shall prepare and file with the SEC a registration statement on Form S-8, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the IBG Shares subject to the Adjusted RSAs.

Section 1.07.    Treatment of IBG Shares. Each IBG Share outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one share of common stock of IBG as the Resulting Corporation.

Section 1.08.    SEC Filing and Shareholder Approval.

(A)    As promptly as practicable following the date of this Agreement, IBG shall prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by IBG with the Securities and Exchange Commission (“SEC”) in connection with the issuance of the IBG Shares to the GBNK stockholders pursuant to Section 1.05 (including the Proxy Statement for the shareholder meeting of IBG and the stockholder meeting of GBNK and prospectus and other proxy solicitation materials constituting a part thereof (together, the “Proxy Statement”) and all related documents). GBNK shall prepare and furnish to IBG such information relating to GBNK and its directors, officers and stockholders as may be reasonably required to comply with SEC rules and regulations in connection with the Registration Statement. IBG shall provide GBNK, and its legal, financial and accounting advisors, the right to review, provide comments upon and approve (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) all amendments and supplements to the

Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. IBG shall consider in good faith all comments from GBNK and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information. GBNK agrees to reasonably cooperate with IBG and IBG’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other required actions in connection with the Registration Statement and the Proxy Statement. If GBNK has reasonably cooperated and promptly provided information required to be delivered by it for inclusion in the Registration Statement and Proxy Statement as required by this Section 1.08(A) and Section 5.02, IBG shall file, or cause to be filed, the Registration Statement with the SEC on or before the sixtieth (60th) day following the date of this Agreement. IBG shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as reasonably practicable after the filing thereof. IBG also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(B)    The Board of Directors of GBNK (the “GBNK Board”) shall duly call, give notice of, and cause to be held, a meeting of its stockholders (the “GBNK Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the GBNK Meeting. Specifically, the GBNK Board will present for the consideration of GBNK stockholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby. The GBNK Board will (i) cause proper notice of the GBNK Meeting to be given to the GBNK stockholders in compliance with applicable Law and regulations, (ii) distribute to the GBNK stockholders the Proxy Statement, and (iii) recommend by the affirmative vote of the GBNK Board a vote in favor of approval of the proposals set forth in this Section 1.08(B) (the “GBNK Board Recommendation”) and use reasonable best efforts to obtain the Requisite GBNK Stockholder Approval, subject to Section 1.08(C). GBNK shall prepare and deliver (at its expense) the Proxy Statement to its stockholders as promptly as practicable after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing, and shall hold the GBNK Meeting as promptly as practicable thereafter and in any event on or before the sixtieth (60th) day after the date that the Registration Statement is declared effective. Except as otherwise set forth in Section 1.08(C), neither GBNK nor the GBNK Board nor any committee thereof shall (i) withhold, withdraw or modify in any manner adverse to IBG or propose publicly to withhold, withdraw or modify in any manner adverse to IBG, the GBNK Board Recommendation or approval, recommendation or declaration of advisability by GBNK, the GBNK Board or any such committee thereof with respect to this Agreement or the transactions contemplated hereby, (ii) approve or recommend to its stockholders, or resolve to or publicly propose or announce its intention to approve or recommend to its stockholders, an Acquisition Proposal or (iii) fail to publicly, finally and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the GBNK Board Recommendation, in each case, within 10 Business Days after such Acquisition Proposal is made public or any request by IBG to do so (which request may be made once per Acquisition Proposal (and any material change thereto)) (any of the foregoing, a “GBNK Change in Recommendation”).

(C)    Notwithstanding the foregoing, prior to the receipt of the Requisite GBNK Stockholder Approval, GBNK and the GBNK Board are permitted to make a GBNK Change in Recommendation if and only to the extent that:

(1)    GBNK, the GBNK Subsidiaries and the GBNK Representatives (as defined in Section 5.10(A)), have complied in all material respects with Section 5.10;

(2)    an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of Section 5.10) is made to GBNK by a third party, and such Acquisition Proposal is not withdrawn;

(3)    the GBNK Board, after consultation with its outside counsel, has determined in good faith, after giving effect to all of the adjustments which may be offered by IBG pursuant to subclause (c) of item (4) below, that failure to make a GBNK Change in Recommendation would reasonably be expected to be inconsistent with the GBNK Board’s fiduciary duties under applicable Law; and

(4)    (a) the GBNK Board has concluded in good faith, after giving effect to all of the adjustments which may be offered by IBG pursuant to subclause (c) below, that such Acquisition Proposal constitutes a Superior Proposal, (b) GBNK has notified IBG, at least five Business Days in advance, of its intention to make a GBNK Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnished to IBG a written description of the material terms of the Superior Proposal, and (c) before making such a GBNK Change in Recommendation, GBNK has, and has caused its financial and legal advisors to, during the period after GBNK’s delivery of the notice referred to in subclause (b) above, negotiated with IBG in good faith for a period of up to five Business Days (to the extent IBG desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. Any change to the material terms of an Acquisition Proposal shall require a new notice of GBNK’s intention to make a GBNK Change in Recommendation and the provisions of this Section 1.08(C) shall apply anew to such Acquisition Proposal.

(D)    The Board of Directors of IBG (the “IBG Board”) shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “IBG Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the IBG Meeting. Specifically, the IBG Board will present for the consideration of IBG shareholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby and the issuance of IBG Shares in connection with the Merger. The IBG Board will (i) cause proper notice of the IBG Meeting to be given to the IBG shareholders in compliance with applicable Law, (ii) distribute to the IBG shareholders the Proxy Statement, and (iii) recommend by the affirmative vote of the IBG Board a vote in favor of approval of the proposals set forth in this Section 1.08(D) (the “IBG Board Recommendation”) and use reasonable best efforts to obtain the Requisite IBG Shareholder Approval. IBG shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders as promptly as practicable after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing, and shall hold the IBG Meeting as promptly as practicable thereafter and in any event on or before the sixtieth (60th) day after the date that the Registration Statement is declared effective. Neither IBG nor the IBG Board nor any committee thereof shall withhold, withdraw or modify in any manner adverse to GBNK or propose publicly to withhold, withdraw or modify in any manner adverse to GBNK, the IBG Board Recommendation or approval, recommendation or declaration of advisability by IBG, the IBG Board or any such committee thereof with respect to this Agreement or the transactions contemplated hereby.

(E)    Nothing contained in this Section 1.08 shall prohibit GBNK from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement; provided, further, that any such disclosure (other than a “stop, look and listen” statement pending disclosure of its position thereunder, which is followed within 10 Business Days by an unqualified public reaffirmation of the GBNK Board Recommendation) shall be deemed for all purposes of this Agreement to be a GBNK Change in Recommendation unless the GBNK Board expressly publicly reaffirms without qualification the GBNK Board Recommendation in connection with such communication.

Section 1.09.    Effective Time. The “Effective Time” means the effective time of the Merger as specified in the certificate of merger to be filed with the Texas Secretary of State and the certificate of merger to be filed with the Secretary of State of the State of Delaware, respectively, on the Closing Date, which shall be 12:01 a.m. on the first day of the calendar month immediately following the calendar month in which the Closing Date occurs.

Section 1.10.    Bank Merger. Immediately after the Effective Time, IBG shall cause the Bank Merger to be consummated.

Section 1.11.    Anti-Dilution Provisions. If, between the date of this Agreement and the Effective Time, the IBG Shares or GBNK Shares are changed, or if the IBG Board sets a related record date that will occur before the Effective Time for a change, into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, an appropriate and proportionate adjustment shall be made to the Merger Consideration, the Exchange Ratio and any dependent items (including those set forth in Section 9.01(I)), to provide to the GBNK stockholders the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this sentence shall be construed to permit any party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 1.12.    Tax Matters.

(A)    None of IBG, Independent Bank, GBNK or Guaranty Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBG, Independent Bank, GBNK and Guaranty Bank shall each use reasonable best efforts to cause (i) the Merger to qualify as a “reorganization” within the meaning of § 368(a) of the Code, and (ii) each of IBG and GBNK to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBG, Independent Bank, GBNK and Guaranty Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Merger as a “reorganization” within the meaning of § 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

(B)    None of IBG, Independent Bank, GBNK or Guaranty Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to prevent the Bank Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBG, Independent Bank, GBNK and Guaranty Bank shall each use reasonable best efforts to cause (i) the Bank Merger to qualify as a “reorganization” within the meaning of § 368(a) of the Code, and (ii) each of Independent Bank and Guaranty Bank to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBG, Independent Bank, GBNK and Guaranty Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Bank Merger as a “reorganization” within the meaning of § 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

(C)    IBG shall deliver to Shapiro Bieging Barber Otteson LLP and Wachtell, Lipton, Rosen & Katz a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of IBG, containing representations of IBG, and GBNK shall deliver to Shapiro Bieging Barber Otteson LLP and Wachtell, Lipton, Rosen & Katz a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of GBNK, containing representations of GBNK, in each case as shall be reasonably necessary or appropriate to enable Shapiro Bieging Barber Otteson LLP to render the tax opinion described in Section 8.11 and to enable Wachtell, Lipton, Rosen & Katz to render the tax opinion described in Section 7.10. Each of IBG, Independent Bank, GBNK and Guaranty Bank shall use reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 1.12(C).

ARTICLE II

THE CLOSING AND EXCHANGE PROCEDURES

Section 2.01.    Time and Place of the Closing and Closing Date. The closing of the transactions contemplated under this Agreement (the “Closing”) shall be consummated on a date (the “Closing Date”) which is the last Business Day of the calendar month that includes the first Business Day on which all of the conditions set forth in Article VII and Article VIII have been satisfied or (subject to applicable Law) waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date is agreed between IBG and GBNK. At the Closing, the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing shall take place at 10:00 a.m., local time at the executive offices of IBG on the Closing Date, or at such other time and place to which IBG and GBNK may agree.

Section 2.02.    Actions to Be Taken at the Closing by GBNK. At the Closing, GBNK shall execute and acknowledge (where appropriate) and deliver to IBG such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to IBG’s obligations to close hereunder):

(A)    A certificate, dated as of the Closing Date, duly executed by the Secretary of GBNK, acting solely in his capacity as an officer of GBNK, pursuant to which GBNK shall certify (i) the due adoption by the GBNK Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents to which GBNK is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger; (ii) the approval by the stockholders of GBNK of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger; and (iii) the incumbency and true signatures of those officers of GBNK duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents to which GBNK is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of GBNK;

(B)    A certificate, dated as of the Closing Date, duly executed by the Secretary of Guaranty Bank, acting solely in his capacity as an officer of Guaranty Bank, pursuant to which Guaranty Bank shall certify (i) the due adoption by the Board of Directors of Guaranty Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of a merger agreement providing for the Bank Merger (the “Bank Merger Agreement”) and any other agreements and documents to which Guaranty Bank is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by GBNK as the sole shareholder of Guaranty Bank of the Bank Merger Agreement, and the consummation of the transactions contemplated thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Guaranty Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Guaranty Bank is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Guaranty Bank;

(C)    A certificate duly executed by an executive officer of GBNK, acting solely in his capacity as an executive officer of GBNK, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 8.01, Section 8.02 and Section 8.06;

(D)    Executed certificates of merger and other documents reasonably necessary to consummate the Bank Merger; and

(E)    All other documents required to be delivered to IBG by GBNK under the provisions of this Agreement.

Section 2.03.    Actions to Be Taken at the Closing by IBG. At the Closing, IBG shall execute and acknowledge (where appropriate) and deliver to GBNK such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to GBNK’s obligations to close hereunder):

(A)    A certificate, dated as of the Closing Date, executed by the Secretary of IBG, acting solely in her capacity as an officer of IBG, pursuant to which IBG shall certify (i) the due adoption by the IBG Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, and the other agreements and documents to which IBG is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger, (ii) the approval by the shareholders of IBG of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, and (iii) the incumbency and true signatures of those officers of IBG duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents to which IBG is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of IBG;

(B)    A certificate, dated as of the Closing Date, duly executed by the Secretary of Independent Bank, acting solely in her capacity as an officer of Independent Bank, pursuant to which Independent Bank shall certify (i) the due adoption by the Board of Directors of Independent Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by IBG as the sole shareholder of Independent Bank of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Independent Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Independent Bank is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby, on behalf of Independent Bank;

(C)    A certificate duly executed by an executive officer of IBG, acting solely in his capacity as an executive officer of IBG, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 7.01, Section 7.02 and Section 7.09;

(D)    Executed certificates of merger and other documents reasonably necessary to consummate the Bank Merger; and

(E)    All other documents required to be delivered to GBNK by IBG under the provisions of this Agreement.

Section 2.04.    Exchange Procedures.

(A)    On the Business Day before the Closing Date, IBG shall deposit or cause to be deposited in trust with Equiniti Trust Company or another bank or trust company mutually agreeable to IBG and GBNK (the “Exchange Agent”), for the benefit of the holders of the GBNK Shares (i) certificates for shares or, at IBG’s option, evidence of shares in book entry form, including via the direct registration system (collectively, referred to herein as “certificates”) representing the aggregate number of IBG Shares which the holders of GBNK Shares are entitled to receive pursuant to Section 1.05 and (ii) any cash payable in lieu of fractional shares pursuant to Section 1.05(C) (such IBG Shares and cash described in the foregoing clauses (i) and (ii), “Exchange Fund”).

(B)    As soon as practicable after the Effective Time, but in no event more than five Business Days after the Effective Time, the Resulting Corporation shall use commercially reasonable efforts to cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates representing GBNK Shares (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry accounts relating to the ownership of GBNK Shares), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. IBG shall provide a draft of the form of letter of transmittal to GBNK no later than 10 days prior to the Closing Date. The form and substance of the letter of transmittal and any associated cover letter shall be mutually acceptable to IBG and GBNK before such transmittal materials are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed (the “Transmittal Materials”), the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of IBG Shares equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of GBNK Shares represented by the Certificate, and (ii) an amount of cash as payment in lieu of the issuance of fractional IBG Shares calculated in accordance with Section 1.05(C), and such Certificate shall forthwith be canceled. Until surrendered in accordance with this Section 2.04, each Certificate (other than Certificates representing Cancelled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration without any interest thereon. Promptly after receipt of the Transmittal Materials, the Resulting Corporation will use commercially reasonable efforts to cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time and the surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, the Resulting Corporation will use commercially reasonable efforts to cause the Exchange Agent to promptly deliver the Merger Consideration.

(C)    After the Effective Time, the share transfer ledger of GBNK shall be closed and there shall be no transfers on the share transfer books of GBNK of the GBNK Shares which were outstanding immediately before such time of filing. If, after the Effective Time, Certificates are presented to the Resulting Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.04.

(D)    No dividends or other distributions declared after the Effective Time with respect to IBG Shares and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.04. After the surrender of a Certificate in accordance with this Section 2.04, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the IBG Shares represented by such Certificate.

(E)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of GBNK for twelve months after the Exchange Agent mails the letter of transmittal pursuant to this Section 2.04 shall be delivered to the Resulting Corporation upon demand, and any stockholders of GBNK who have not theretofore complied with the exchange procedures in this Section 2.04 shall look to the Resulting Corporation only, and not the Exchange Agent, for the payment of the Merger Consideration in respect of such shares. If outstanding Certificates for GBNK Shares are not surrendered or the payment for them is not claimed before the date on which such IBG Shares or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property or any other applicable Law, become the property of the Resulting Corporation (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property.

(F)    If any IBG Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to the Resulting Corporation) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing IBG Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable. The Exchange Agent, IBG or the Resulting Corporation shall be entitled to deduct and withhold from any portion of the Merger Consideration or other consideration payable under this Agreement such amounts as the Exchange Agent, IBG or the Resulting Corporation, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that the amounts are so withheld by the Exchange Agent, IBG or the Resulting Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of GBNK Shares or GBNK RSAs in respect of whom such deduction and withholding was made by the Exchange Agent, IBG or the Resulting Corporation, as the case may be.

(G)    None of IBG, the Resulting Corporation, GBNK, the Exchange Agent or any other Person shall be liable to any former holder of GBNK Shares for any IBG Share (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(H)    If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by IBG, the Resulting Corporation or the Exchange Agent, the posting by such Person of a bond in such amount as IBG, the Resulting Corporation or the Exchange Agent may direct (not to exceed the amount of Merger Consideration relating to the relevant missing Certificate) as indemnity against any claim that may be made against IBG, the Resulting Corporation, Independent Bank, or GBNK with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GBNK

Except (a) as disclosed in the correspondingly enumerated section or subsection of the Confidential Schedules delivered herewith (provided, that each exception set forth on any Confidential Schedule shall be deemed to qualify such other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific cross-reference)) or (b) disclosed in any GBNK SEC Reports publicly filed prior to the date hereof (but excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), GBNK hereby makes the following representations and warranties to IBG.

Section 3.01.    Organization and Ownership.

(A)    GBNK is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. GBNK is a corporation duly organized, validly existing and in good standing under all Laws of the State of Delaware. GBNK and each GBNK Subsidiary has all requisite corporate power and authority to own or lease and operate all of its Properties (as defined in Section 10.10(L)) and assets, including, as applicable, each respective GBNK Subsidiary as now owned, and to carry on its business as it is now being conducted and to enter into and carry out its obligations under this Agreement and the other agreements contemplated hereby to which it is a party. GBNK and each GBNK Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the Properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change in GBNK. True and complete copies of the Certificate of Incorporation of GBNK, as amended to date, and Bylaws of GBNK, as amended to date, and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each GBNK Subsidiary, in each case as in effect as of the date of this Agreement, have been delivered or otherwise made available to IBG.

(B)    GBNK is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock and equity securities of Guaranty Bank and each other GBNK Subsidiary, free and clear of all liens, security interests, and encumbrances of every kind or character (“Liens”), and no other Person has any equity or other ownership interest in Guaranty Bank or any other GBNK Subsidiary. Confidential Schedule 3.01(B) sets forth a list identifying the owner and percentage ownership interest of all outstanding capital stock or other equity securities of each GBNK Subsidiary, and all outstanding subscriptions, contracts, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating, any GBNK Subsidiary to purchase or otherwise acquire any security of or equity interest in such GBNK Subsidiary, obligating any GBNK Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act any shares of, restricting the transfer of or otherwise relating to shares of its capital securities of any class and the identity of the parties to any such agreements or arrangements. Except as otherwise set forth in Confidential Schedule 3.01(B), all of the outstanding shares of capital stock or other securities evidencing ownership of the GBNK Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by GBNK or another of its wholly owned Subsidiaries free and clear of any Lien. Other than Guaranty Bank and the other GBNK Subsidiaries set forth in Confidential Schedule 3.01(B), GBNK does not, directly or indirectly, own or control any Affiliate (as defined in Section 10.10(A)) or Subsidiary (as defined in Section 10.10(N)) (collectively with Guaranty Bank, the “GBNK Subsidiaries,” and each a “GBNK Subsidiary”). GBNK has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by GBNK has not been conducted through any other direct or indirect Subsidiary or Affiliate of GBNK other than the GBNK Subsidiaries listed on Confidential Schedule 3.01(B). GBNK and Guaranty Bank each has all requisite regulatory approvals and governmental permits and licenses necessary to own their respective GBNK Subsidiaries.

Section 3.02.    Execution and Delivery. GBNK has full corporate power and authority to execute and deliver this Agreement and the other agreements to which GBNK is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which GBNK is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly approved by the GBNK Board and the GBNK Board has resolved to recommend to GBNK’s stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger. Other than approval and adoption of this Agreement by the affirmative vote of a majority of the outstanding GBNK Shares entitled to vote thereon (the “Requisite GBNK Stockholder Approval”), and the adoption and approval of the Bank Merger Agreement by the board of directors of Guaranty Bank and GBNK as its sole shareholder, no other corporate proceedings or approvals are necessary on the part of GBNK or its stockholders to approve this Agreement or the other agreements to which GBNK is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the other agreements and documents contemplated hereby to which GBNK is a party have been or at Closing will be, duly executed by GBNK and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of GBNK, enforceable against GBNK in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.03.    GBNK Capitalization.

(A)    The authorized capital of GBNK consists of (i) 40,000,000 shares of common stock, of which (x) 38,750,000 shares, par value $0.001 per share, are a separate class designated as Voting Common Stock, of which 29,309,988 shares are issued and outstanding as of the date of this Agreement (excluding 2,461,008 treasury shares, but including 118,445 shares outstanding in respect of GBNK 2005 RSAs and 149,955 shares outstanding in respect of GBNK 2015 RSAs that are time-vesting awards and 174,066 GBNK Shares outstanding in respect of GBNK 2015 RSAs that are performance-vesting awards (assuming achievement of the applicable performance goals at the target level)) and (y) 1,250,000 shares, par value $0.001 per share, are a separate class designated as Non-Voting Common Stock, of which no shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 preferred shares, par value $0.001 per share, of which no shares are issued and outstanding as of the date of this Agreement. All offerings by GBNK to issue its capital securities have terminated. Except as otherwise set forth in Confidential Schedule 3.03(B), there are no (A) other shares of capital stock or other equity or voting securities of GBNK or equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of GBNK or any of its Subsidiaries) of any kind or character issued, designated, reserved for issuance or outstanding, (B) outstanding subscriptions, contracts, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating, GBNK to purchase or otherwise acquire any security of or equity interest in GBNK, obligating GBNK to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act any shares of, restricting the transfer of or otherwise relating to shares of its capital securities of any class, or (C) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of GBNK may vote issued or outstanding. There are no outstanding contractual obligations of GBNK to vote or dispose of any GBNK Shares and except for the Voting Agreements, there are no stockholder agreements, voting trusts or similar agreements relating to the GBNK Shares to which GBNK or any GBNK Subsidiary is a party. GBNK does not have in effect a “poison pill” or similar stockholder rights plan. All of the outstanding GBNK Shares have been duly authorized, validly issued and are fully paid and nonassessable, and are not subject to preemptive rights and were not issued in violation of the preemptive rights of any Person. The GBNK Shares have been issued in material compliance with the securities Laws of the United States and other jurisdictions having applicable securities Laws. There are no restrictions applicable to the payment of dividends on the GBNK Shares except pursuant to applicable Law, and all dividends declared prior to the date of this Agreement have been paid. With respect to each grant of GBNK 2005 RSAs and GBNK 2015 RSAs (collectively the

“GBNK RSAs”), (i) each such grant was made in accordance with the terms of the GBNK 2005 Equity Plan or GBNK 2015 Equity Plan, as applicable, the Exchange Act and all other applicable Law, including the rules of NASDAQ, and (ii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of GBNK and disclosed in the GBNK SEC Reports in accordance with the Exchange Act and all other applicable Law. With respect to each performance-vesting GBNK RSA outstanding as of the date hereof, the number of shares of common stock issuable upon the achievement of applicable performance goals at the target level is the maximum number of shares of common stock issuable pursuant to such GBNK RSA. All GBNK RSAs are issued and outstanding and are included in the number of GBNK Shares shown as issued and outstanding in this Section 3.03(A).

(B)    Confidential Schedule 3.03(B) contains a true and correct list of the holders of GBNK RSAs as of the date of this Agreement, listing the name of each holder of GBNK RSAs, the number of shares of GBNK RSAs (with respect to GBNK 2015 RSAs that are performance-vesting awards, assuming achievement of the applicable performance goals at the target level), the applicable vesting schedule for any time-vesting GBNK RSAs and performance period for any performance-vesting GBNK 2015 RSAs, and whether such GBNK RSA is a GBNK 2005 RSA or a GBNK 2015 RSA.

Section 3.04.    Guaranty Bank and Trust Company.

(A)    Guaranty Bank is a Colorado chartered bank, duly organized, validly existing and in good standing under the Laws of the State of Colorado. Guaranty Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Incorporation and Bylaws of Guaranty Bank, as amended to date, have been delivered or made available to IBG. Guaranty Bank is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”). The nature of the business of Guaranty Bank does not require it to be qualified to do business in any jurisdiction other than the State of Colorado. Except as otherwise set forth in Confidential Schedule 3.04(A), Guaranty Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Guaranty Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Guaranty Bank.

(B)    The authorized capital stock of Guaranty Bank consists of 1,000 shares of common stock, par value $8,000.00 per share, of which 500 shares are issued and outstanding as of the date of this Agreement. GBNK is in possession of all certificates evidencing all of the outstanding shares of capital stock of Guaranty Bank. All of the outstanding shares of capital stock or other securities evidencing ownership of Guaranty Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Guaranty Bank, except pursuant to applicable Law, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Guaranty Bank to purchase or otherwise acquire any security of or equity interest in Guaranty Bank, obligating Guaranty Bank to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act any shares of, restricting the transfer of or otherwise relating to the shares of its capital securities of any class. There are no outstanding contractual obligations of GBNK to vote or dispose of any shares of capital stock of Guaranty Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Guaranty Bank.

Section 3.05.    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by GBNK or any GBNK Subsidiary with any of the terms or provisions hereof (if the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of GBNK or any GBNK Subsidiary; (ii) violate any Law applicable to GBNK or any GBNK Subsidiary or any of their Properties or assets; or (iii) except as otherwise set forth in Confidential Schedule 3.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any Lien upon any of the respective Properties or assets of GBNK or any GBNK Subsidiary under, or require the prior consent of a third party pursuant to any Material Contract or, except as would not be material to GBNK and its Subsidiaries, taken as a whole, pursuant to any other license, lease, agreement, contract or other instrument or obligation to which GBNK or any GBNK Subsidiary is a party or by which any of their respective Properties, assets or businesses may be bound or subject.

Section 3.06.    Compliance with Laws, Permits and Instruments. GBNK and each GBNK Subsidiary, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. GBNK and each GBNK Subsidiary are and have been since December 31, 2015, in compliance with applicable Law and written policies of any Governmental Authority (as defined in Section 10.10(E)), except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to result in a Material Adverse Change in GBNK. GBNK is in material compliance with all applicable listing and corporate governance rules of NASDAQ.

Section 3.07.    SEC Filings; Financial Statements.

(A)    Except as otherwise set forth in Confidential Schedule 3.07(A), GBNK has timely filed with or furnished to, as applicable, the SEC all documents required to be filed or furnished by GBNK or any of the GBNK Subsidiaries pursuant to the Securities Act or the Exchange Act since December 31, 2015 (the “GBNK SEC Reports”). The GBNK SEC Reports, including any GBNK SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (A) complied as to form in all material respects with the applicable requirements of the U.S. federal securities Laws and other applicable Law, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such GBNK SEC Reports or necessary in order to make the statements in such GBNK SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unrestricted comments received from the SEC staff with respect to the GBNK SEC Reports. To the Best Knowledge of GBNK, none of the GBNK SEC Reports is the subject of ongoing SEC review or investigation. Except as otherwise set forth in Confidential Schedule 3.07(A), none of the GBNK Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents.

(B)    Each of the GBNK financial statements (including, in each case, any related notes) contained in the GBNK SEC Reports, including any GBNK SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto as of their respective dates, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly presented in all material respects the consolidated financial position of GBNK and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(C)    GBNK maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of GBNK and its Subsidiaries. GBNK has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since December 31, 2015, GBNK has not experienced or effected any material change in internal control over financial reporting.

(D)    GBNK has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements.

(E)    Since December 31, 2015, none of GBNK nor any of its Subsidiaries, nor, to GBNK’s Best Knowledge any director, officer or employee of GBNK or any of its Subsidiaries or any auditor, accountant or representative of GBNK or any of its Subsidiaries, has received any written allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of GBNK or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that GBNK or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing GBNK or any of its Subsidiaries, whether or not employed by GBNK or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by GBNK, any of its Subsidiaries or any of their officers, directors, employees or agents to GBNK’s or any of its Subsidiaries’ board of directors or any committee thereof or to any director or officer of GBNK or any of its Subsidiaries. Since

December 31, 2015, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of GBNK’s or its Subsidiaries’ chief executive officer, chief financial officer, individuals performing similar functions, or GBNK’s or any of its Subsidiaries’ board of directors or any committee thereof.

(F)    The books and records kept by GBNK and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Law and accounting requirements.

(G)    There are no outstanding loans made by GBNK or any of its Subsidiaries to any executive officer or director of GBNK, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 3.08.    Litigation. Neither GBNK nor any GBNK Subsidiary is a party to any, and there are no pending or, to the Best Knowledge of GBNK, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against GBNK or any GBNK Subsidiary which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of GBNK, is there any reasonable basis for any proceeding, claim or action against GBNK or any GBNK Subsidiary that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon GBNK or any GBNK Subsidiary or the assets or Property of GBNK or any GBNK Subsidiary that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 3.09.    Governmental Consents and Approvals. The GBNK Board has (i) resolved to call a special meeting of the GBNK stockholders for the purpose of approving and adopting this Agreement and the Merger, and (ii) adopted a resolution recommending to the GBNK stockholders that they approve and adopt this Agreement and the Merger. Except as otherwise set forth in Confidential Schedule 3.09, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of GBNK or any GBNK Subsidiary in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by GBNK or any GBNK Subsidiary of the transactions contemplated hereby or thereby. To its Best Knowledge, GBNK is not aware of any fact or circumstance regarding GBNK or any of the GBNK Subsidiaries that would reasonably be expected to materially impede or delay IBG’s ability to obtain all requisite regulatory approvals to consummate the Merger in a timely manner.

Section 3.10.    Undisclosed Liabilities. Neither GBNK nor any GBNK Subsidiary has any material liability or obligation, whether accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments), except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since March 31, 2018, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on the consolidated balance sheet of GBNK dated as of March 31, 2018 or in Confidential Schedule 3.10.

Section 3.11.    Title to Property.

(A)    Confidential Schedule 3.11(A) contains a complete and correct list of all real property or premises owned or operated by GBNK or any of its Subsidiaries as of the date hereof. Other than as disclosed in Confidential Schedule 3.11(A), none of GBNK or any of its Subsidiaries owns any real property or premises on the date hereof in whole or in part.

(B)    Confidential Schedule 3.11(B) contains a complete and correct list of all real property or premises leased or subleased in whole or in part by GBNK or any of its Subsidiaries, together with a list of all applicable leases or subleases and the name of the lessor or sublessor. Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Change in GBNK, each of the leases to which GBNK or any of its Subsidiaries is a party is valid and existing and in full force and effect, and neither GBNK nor its Subsidiaries nor, to the Best Knowledge of GBNK, any counterparty thereto, is in default thereunder and no notice of a claim of default by any party has been delivered to GBNK or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto.

(C)    GBNK and each GBNK Subsidiary have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the financial statements included in GBNK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Financial Statements”) or acquired thereafter, subject to no Liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Confidential Schedule 3.11(C), (B) as reflected in the Financial Statements, (C) statutory liens not yet delinquent, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and Properties disposed of for fair value in the ordinary course of business since December 31, 2017.

Section 3.12.    Absence of Certain Changes or Events. Except as disclosed on Confidential Schedule 3.12, since March 31, 2018, each of GBNK and each GBNK Subsidiary has conducted its business only in the ordinary course materially consistent with past practices.

Section 3.13.    Material Contracts. Except as otherwise set forth on Confidential Schedule 3.13, none of GBNK or any of its Subsidiaries is a party to, or bound by or subject to any contract, arrangement, commitment or understanding (whether written or oral) which is in effect as of the date hereof (any such contract, arrangement, commitment or understanding in the following categories, a “Material Contract”):

(A)    (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) containing covenants binding upon GBNK or its Subsidiaries that restrict the ability of GBNK or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Resulting Corporation or its Subsidiaries) to compete in any business or geographic area or which grant “most favored nation” status that, following the Merger, would apply to the Resulting Corporation or any of its Subsidiaries; (iii) that could require the disposition of any material assets or line of business of GBNK or its

Subsidiaries or, after the Effective Time, the Resulting Corporation or any of its Subsidiaries; or (iv) that prohibits or limits the right of GBNK or any of its Subsidiaries to sell or distribute any products or services in any material respect;

(B)    (i) involving commitments to others to make capital expenditures or capital asset purchases or capital asset sales in excess of $250,000 per contract or (ii) involving expenditures or commitments to purchase relating to information technology of an amount or value in excess of $250,000 over its remaining term;

(C)    relating to any direct or indirect indebtedness for borrowed money of GBNK or any of its Subsidiaries (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit, but excluding deposits received in the ordinary course of business), or any conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property and any equipment lease agreements involving payments to or by GBNK or any of its Subsidiaries in excess of $250,000 over the remaining term;

(D)    other than pursuant to Employee Plans, providing for payments to be made by GBNK or any of its Subsidiaries upon a change in control thereof;

(E)    that may not be cancelled by IBG, GBNK or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $100,000 (assuming such contract was terminated on the Closing Date);

(F)    containing any standstill or similar agreement pursuant to which GBNK has agreed not to acquire assets or securities of another person;

(G)    that is entered into, or has been entered into in the two years prior to the date hereof, with (A) any Affiliate of GBNK, (B) any current or former director or executive officer or any Person beneficially owning five percent (5%) or more of the outstanding GBNK Shares or (C) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a Person identified in clauses (A) or (B) of this subsection;

(H)    that contains a put, call or similar right pursuant to which GBNK or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(I)    which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(J)    that involves performance of services or delivery of goods or materials to, or expenditures by, GBNK or any of its Subsidiaries of an amount or value in excess of $250,000 over its remaining term, other than loans, funding arrangements, OREO-related arrangements and other transactions made in the ordinary course of the banking or trust business;

(K)    relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) in respect of which there are any remaining material obligations (other than contracts relating to the acquisition or sale of other real estate owned);

(L)    granting to a Person any right, license, covenant not to sue or other right in the Proprietary Rights or grants to GBNK or any of its Subsidiaries a license or other right to any Proprietary Rights (including licenses to software, other than licenses to shrink-wrap or click-wrap software), in each case that involves the payment of more than $50,000 per annum or is material to the conduct of the business of GBNK or any of its Subsidiaries;

(M)    relating to the lease of real property or for the lease of personal property providing for annual payments of $100,000 or more; or

(N)    is otherwise not entered into in the ordinary course of business or that is material to GBNK or its financial condition or results of operations.

Each Material Contract is valid and binding on GBNK or one of its Subsidiaries, as applicable, and in full force and effect, and none of GBNK or any of its Subsidiaries or, to the Best Knowledge of GBNK, any counterparty thereto, is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default by GBNK or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Change in GBNK. True, correct and complete copies of all Material Contracts have been furnished or made available to IBG prior to the date hereof. Neither GBNK nor any of its Subsidiaries, to the Best Knowledge of GBNK, has received notice of, any violation of any Material Contract by any of the other parties thereto which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change in GBNK.

Section 3.14.    Taxes and Tax Returns.

(A)    GBNK and each GBNK Subsidiary have duly and timely filed or caused to be filed all material U.S. federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all material taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, neither GBNK nor any GBNK Subsidiary has any material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

(B)    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon GBNK or any GBNK Subsidiary, nor has GBNK or any GBNK Subsidiary given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any material tax return for any period.

(C)    Proper and accurate amounts, if required by Law, have been withheld by GBNK and each GBNK Subsidiary from their respective employees, independent contractors, creditors, stockholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable Law.

(D)    The U.S. federal income tax returns of GBNK and each GBNK Subsidiary with respect to all taxable periods beginning on or after December 31, 2014 have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of GBNK, threatened. There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any tax with respect to GBNK or any GBNK Subsidiary, which waiver or extension is in effect.

(E)    No jurisdiction where GBNK and its Subsidiaries do not file a tax return has made a claim in writing that any of GBNK and its Subsidiaries is required to file a tax return in such jurisdiction.

(F)    No Liens for taxes exist with respect to any of the assets of GBNK and its Subsidiaries, except for statutory Liens for taxes not yet due and payable.

(G)    Neither GBNK nor any GBNK Subsidiary has entered into, or has any obligation under, any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement to indemnify any other Person with respect to taxes that will require any payment by GBNK or any GBNK Subsidiary after the date of this Agreement.

(H)    Neither GBNK nor any GBNK Subsidiary has been, within the past two years or otherwise, part of a “plan (or series of related transactions)” within the meaning of § 355(e) of the Code of which the transactions contemplated hereby are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of § 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under § 355 of the Code.

(I)    Neither GBNK nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(J)    Neither GBNK nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was GBNK) or (ii) has any liability for the taxes of any Person (other than GBNK or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(K)    Since January 1, 2014, neither GBNK nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by GBNK or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by GBNK or any GBNK Subsidiary).

(L)    Neither GBNK nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(M)    Neither GBNK nor any of its Subsidiaries has any application pending with any Governmental Authority requesting permission for any changes in accounting method.

(N)    No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Authority with respect to GBNK or any of its Subsidiaries.

(O)    The terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon. Additionally, the terms “tax return” and “tax returns” means any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto and including any amendment thereof.

(P)    GBNK has delivered or made available to IBG correct and complete copies of all material U.S. federal income tax returns filed by GBNK with the IRS, examination reports, and statements of deficiencies assessed against or agreed to by GBNK or any GBNK Subsidiary, if any, in each case with respect to any taxable period beginning on or after December 31, 2015.

Section 3.15.    Insurance. Confidential Schedule 3.15 contains a complete list of all policies of insurance, including fidelity and bond insurance, maintained as of the date of this Agreement by GBNK or any GBNK Subsidiary. Except as would not reasonably be likely, either individually or in the aggregate, to result in a Material Adverse Change in GBNK, all such policies (A) are sufficient for compliance by GBNK and each GBNK Subsidiary, in all material respects, with all requirements of applicable Law and all agreements to which GBNK and each GBNK Subsidiary are parties, (B) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), and (C) are presently in full force and effect, and, except as otherwise set forth in Confidential Schedule 3.15, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither GBNK nor any GBNK Subsidiary is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each Property of GBNK and each GBNK Subsidiary is insured for the benefit of GBNK and such GBNK Subsidiary in amounts deemed adequate by GBNK’s and each GBNK Subsidiary’s respective management against risks customarily insured against.

Section 3.16.    No Material Adverse Change. There has not been any Material Adverse Change in GBNK since December 31, 2017.

Section 3.17.    Proprietary Rights. Neither GBNK nor any GBNK Subsidiary requires the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of GBNK and any GBNK Subsidiary that are not owned, held or licensed by GBNK or such GBNK Subsidiary. Neither GBNK nor any GBNK Subsidiary has received within the past three years any written notice of infringement of or conflict with the rights of others with respect to the use by GBNK or such GBNK Subsidiary of Proprietary Rights, and there is no claim or action by any such Person pending or, to the Best Knowledge of GBNK, threatened.

Section 3.18.    Transactions with Certain Persons and Entities. Except as disclosed on Confidential Schedule 3.18 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by GBNK or any GBNK Subsidiary to, and neither GBNK nor any GBNK Subsidiary is otherwise a creditor to any director or officer of GBNK or any GBNK Subsidiary nor is GBNK or any GBNK Subsidiary a debtor to any such Person other than as part of the normal and customary terms of such person’s employment or service as a director with GBNK or any GBNK Subsidiary. Except as disclosed on Confidential Schedule 3.18 neither GBNK nor any GBNK Subsidiary uses any asset owned by any shareholder or any present or former director or officer of GBNK or any GBNK Subsidiary, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in the Guaranty Bank’s premises, the removal of which would not result in a Material Adverse Change), nor do any of such persons own or have the right to use real property that is adjacent to property on which Guaranty Bank’s facilities are located. Except as disclosed on Confidential Schedule 3.18, neither GBNK nor any GBNK Subsidiary is a party to any transaction or agreement with any director or officer (or their respective Affiliates) of GBNK or any GBNK Subsidiary (other than as part of the normal and customary terms of such person’s employment or service as a director with GBNK or any GBNK Subsidiary).

Section 3.19.    Evidences of Indebtedness. All evidences of indebtedness that are reflected as assets of GBNK or any GBNK Subsidiary are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), and are not subject to any asserted or, to the Best Knowledge of GBNK, threatened, defenses, offsets or counterclaims that may reasonably be asserted against GBNK, any GBNK Subsidiary or the present holder thereof. The credit and collateral files of Guaranty Bank contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to GBNK or Guaranty Bank that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of Guaranty Bank (including loans that will be outstanding if Guaranty Bank advances funds it is obligated to advance), except for items identified on Guaranty Bank’s internal exception list which has been made available to IBG. All loans classified substandard, doubtful, loss, nonperforming or problem loans internally by management of Guaranty Bank or any applicable Regulatory Agency (as defined in Section 10.10(M)) are set forth on in Confidential Schedule 3.19. Neither GBNK nor Guaranty Bank is aware of, nor has GBNK or Guaranty Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law (as defined in Section 10.10(D)) with respect to any real property securing any indebtedness reflected as an asset of Guaranty Bank. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any governmental authority, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant Laws and procedures such that such governmental authority’s guaranty of such loan is effective during the term of such loan in all material respects. Notwithstanding anything to the contrary contained in this Section 3.19, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of Guaranty Bank.

Section 3.20.    Employee Relationships. Neither GBNK nor any GBNK Subsidiary is a party to any collective bargaining agreement or to any consent decree or conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment, and except as otherwise set forth in Confidential Schedule 3.20, there is no charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, which has been asserted against GBNK or any of its Subsidiaries that is now pending before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority that would reasonably be expected to result in liability to GBNK or any of its Subsidiaries. There are no unfair labor practice complaints pending against GBNK or any GBNK Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of GBNK or any GBNK Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. GBNK and each GBNK Subsidiary is in compliance in all material respects with applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither GBNK nor any GBNK Subsidiary is engaged in any unfair labor practice. Each individual who renders services to GBNK or any of its Subsidiaries who is classified by GBNK or such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Employee Plan) is properly so characterized.

Section 3.21.    Condition of Assets. All tangible assets used by GBNK or any GBNK Subsidiary are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. Neither GBNK’s nor any GBNK Subsidiary’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 3.22.    Environmental Compliance. Except as otherwise set forth in Confidential Schedule 3.22:

(A)    Each of GBNK, the GBNK Subsidiaries and all of their Properties and operations are in material compliance with all applicable Environmental Laws (as defined in Section 10.10(D)). Neither GBNK nor any GBNK Subsidiary has received any written notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of GBNK or any GBNK Subsidiary with all applicable Environmental Laws.

(B)    GBNK and each GBNK Subsidiary have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

(C)    No Hazardous Materials (as defined in Section 10.10(F)) exist on, about or within any of the Properties, nor, to the Best Knowledge of GBNK, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not reasonably be expected to result in a Material Adverse Change. The use that GBNK or any GBNK Subsidiary makes of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not reasonably be expected to result in a Material Adverse Change.

(D)    There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of GBNK, threatened, against GBNK or any GBNK Subsidiary relating in any way to any Environmental Law. Neither GBNK nor any GBNK Subsidiary has any liability for remedial action under any Environmental Law. Neither GBNK nor any GBNK Subsidiary has received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has GBNK or any GBNK Subsidiary received any written notice from any Governmental Authority or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any Person, including any Governmental Authority, informing GBNK or any GBNK Subsidiary that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

Section 3.23.    Regulatory Compliance.

(A)    Except as otherwise set forth on Confidential Schedule 3.23, neither GBNK nor any GBNK Subsidiary is now nor has been, since January 1, 2016, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”).

There are no pending or, to the Best Knowledge of GBNK, threatened investigations by any Regulatory Agency, and to the Best Knowledge of GBNK, no Regulatory Agency is considering issuing, initiating, ordering or requesting any Regulatory Agreement with respect to GBNK or any GBNK Subsidiary.

(B)    Since January 1, 2016, all reports, records, registrations, statements, notices and other documents or information required to be filed by GBNK or any GBNK Subsidiary with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of GBNK, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Guaranty Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 208.43), “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)), and received at least a satisfactory CRA rating at its most recent compliance examination.

Section 3.24.    Absence of Certain Business Practices. Neither GBNK nor any GBNK Subsidiary nor, to the Best Knowledge of GBNK, any of their respective officers, employees or agents, nor, to the Best Knowledge of GBNK, any other Person acting on their behalf, has, directly or indirectly, since June 30, 2015, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of GBNK or any GBNK Subsidiary (or assist GBNK or any GBNK Subsidiary in connection with any actual or proposed transaction) that (A) may reasonably be expected to subject GBNK or any GBNK Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may reasonably have resulted in a Material Adverse Change or (C) if not continued in the future may reasonably be expected to result in a Material Adverse Change.

Section 3.25.    Forms of Instruments, Etc. GBNK has made and will make available to IBG copies of all of GBNK’s and any GBNK Subsidiary’s standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of their respective business.

Section 3.26.    Fiduciary Responsibilities. Each of GBNK and each GBNK Subsidiary has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with applicable Law, agreements, instruments and common law standards.

Section 3.27.    Guaranties. Except in the ordinary course of business, according to past business practices and in material compliance with applicable Law, GBNK and the GBNK Subsidiaries have not guaranteed the obligations or liabilities of any other Person, firm or corporation.

Section 3.28.    Employee Benefit Plans.

(A)    Set forth on Confidential Schedule 3.28 is a complete and correct list of all “employee benefit plans” (as defined in ERISA), whether or not subject to ERISA, all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, employment, termination, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (i) is currently maintained or contributed to by GBNK or any GBNK Subsidiary, or with respect to which GBNK or any GBNK Subsidiary has any liability, and (ii) provides benefits to any current or former director, officer, employee or other service provider of GBNK or any GBNK Subsidiary, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Employee Plans” and each individually an “Employee Plan”).

(B)    GBNK has delivered or made available to IBG true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (including actuaries and investment managers) that relate to any Employee Plan, the Form 5500 filed with the IRS in each of the two (2) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto, as reasonably requested by IBG.

(C)    No Employee Plan is subject to Section 302 or Title IV or Section 412 or 4971 of the Code. Neither GBNK, its Subsidiaries nor any of their respective ERISA Affiliates (as defined below) has, at any time during the preceding six years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any plan subject to Section 302 or Title IV of ERISA, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. No liability under Section 302 or Title IV of ERISA has been incurred by GBNK, its Subsidiaries or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to GBNK, its Subsidiaries or any such ERISA Affiliates of incurring any such liability. There have been no prohibited transactions (described under ERISA § 406 or Code § 4975(c)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans and related Funding Arrangements that would reasonably be expected to subject IBG, Independent Bank, GBNK or any GBNK Subsidiary to any material taxes, penalties or other liabilities. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(D)    Each Employee Plan that is represented to be qualified under Code § 401(a) has a current favorable determination or opinion letter, and there are no existing circumstances, and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such Employee Plan or the related Funding Arrangement. All reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in material compliance with applicable Law and in accordance with its terms. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Employee Plan.

(E)    There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of GBNK, none are threatened and no set of circumstances exists that would reasonably give rise to a claim or lawsuit, against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans that would reasonably be expected to result in any material liability of GBNK or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any participant in an Employee Plan or any other party. No Employee Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority, nor is any such audit or investigation pending or, to the Best Knowledge of GBNK, threatened.

(F)    No written or, to the Best Knowledge of GBNK, oral representations have been made by GBNK or any GBNK Subsidiary to any employee or former employee of GBNK or any GBNK Subsidiary promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such Person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment (except to the extent of coverage required under Code § 4980B or applicable state Law).

(G)    There are no material surrender charges, penalties, or other costs or fees that would reasonably be expected to be imposed by any Person against GBNK, any GBNK Subsidiary, an Employee Plan, or any other Person, including an Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

(H)    With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past six years, by any trade or business with which GBNK or any GBNK Subsidiary is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Controlled Group Plans”):

(1)    All Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated before the Closing such that failures to operate such group health plans in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Code § § 4980B and 4980D would not reasonably be expected to subject GBNK or any GBNK Subsidiary to material liability;

(2)    There is no Controlled Group Plan that is a defined benefit plan (as defined in ERISA), nor has there been a Controlled Group Plan that is a defined benefit plan in the last five calendar years; and

(3)    There is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been a Controlled Group Plan that is either a multiple employer plan or multi-employer plan since 2007.

(I)    Except as otherwise set forth in Confidential Schedule 3.28(I), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, funding, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of GBNK or any of its Subsidiaries, or result in any limitation on the right of GBNK or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust. Except as otherwise set forth in Confidential Schedule 3.28(I), without limiting the generality of the immediately preceding sentence, no amount paid or payable (whether in cash, in property or in the form of benefits) by GBNK or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of section 280G of the Code. Copies of GBNK’s section 280G calculations with respect to the four most highly compensated disqualified individuals in connection with the transactions contemplated hereby are included in Confidential Schedule 3.28(I).

(J)    No Employee Plan provides for the gross-up or reimbursement of taxes under Section 409A or 4999 of the Code or otherwise.

Section 3.29.    Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Except as disclosed on Confidential Schedule 3.29, Guaranty Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. § § 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. Guaranty Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Guaranty Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Guaranty Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the Laws referenced in this Section 3.29.

Section 3.30.    Data Processing Agreements. Guaranty Bank obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the persons or entities described on Confidential Schedule 3.30 (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect as of the date hereof, has been provided to IBG. Other than the DP Contracts, neither GBNK nor Guaranty Bank has any agreement with any other Person for data processing, ATM or other technology services.

Section 3.31.    Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. Guaranty Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Since December 31, 2015, GBNK has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of GBNK there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such Laws.

Section 3.32.    Usury Laws and Other Consumer Compliance Laws. All loans of Guaranty Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including Regulation Z (12 C.F.R. § 226 et seq.) issued by the Board of Governors of the Federal Reserve System (“FRB”), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.) and all statutes governing the operation of banks operating in the State of Colorado. Each such loan was made by Guaranty Bank in the ordinary course of its lending business.

Section 3.33.    Zoning and Related Laws. Except as disclosed on Confidential Schedule 3.33, all real property owned or operated by Guaranty Bank and the use thereof is in compliance with applicable Law, including building, zoning and other Laws, except where the failure, whether individually or in the aggregate, to be so in compliance would not reasonably be expected to result in a Material Adverse Change.

Section 3.34.    Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Section 203 of the DGCL and any other applicable Takeover Statute.

Section 3.35.    Fairness Opinion. Before the execution of this Agreement, the GBNK Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, based upon and subject to the factors, assumption and limitations set forth therein, as of the date thereof, the Exchange Ratio to be received by the holders of GBNK Shares pursuant to this Agreement, is fair to such holders from a financial point of view. As of the date of this Agreement, such opinion has not been amended or rescinded.

Section 3.36.    Investment Securities.

(A)    Each of GBNK and its Subsidiaries has good and marketable title to all securities held by it in all material respects (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of GBNK or any of its Subsidiaries and except for such defects in title or Liens that would not be material to GBNK and its Subsidiaries, taken as a whole. Such securities are valued on the books of GBNK and each of its Subsidiaries in accordance with GAAP in all material respects.

(B)    GBNK and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that GBNK and each such Subsidiary believes are prudent and reasonable in the context of such businesses, and GBNK and its Subsidiaries have, since January 1, 2016, been in material compliance with such policies, practices and procedures in all material respects.

Section 3.37.    Risk Management Instruments. Except as otherwise set forth in Confidential Schedule 3.37, neither GBNK nor any GBNK Subsidiary is a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof), other than those entered into in the ordinary course of business and in accordance with applicable Laws and with counterparties believed to be financially responsible, all of which are legal, valid and binding obligations of GBNK or its applicable Subsidiary, enforceable against GBNK or such Subsidiary in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity), and GBNK and its applicable Subsidiaries and, to GBNK’s Best Knowledge, each counterparty thereto, have duly performed in all material respects all of their material obligations thereunder.

Section 3.38.    Indemnification. To the Best Knowledge of GBNK, no action or failure to take action by any present or former director, officer, employee or agent of GBNK or any GBNK Subsidiary has occurred which would give rise to a material claim by any such individual for indemnification from GBNK or any GBNK Subsidiary.

Section 3.39.    Organization and Qualification of the Trusts. GBNK has two special purpose trust subsidiaries, CenBank Statutory Trust III (“CenBank Trust”) and Guaranty Capital Trust III (“Guaranty Trust”, and, together with the CenBank Trust the “Trusts”). With respect to the Trusts:

(A)    (i) CenBank Trust has issued and sold preferred securities (the “CenBank Preferred Securities”) and common securities (the “CenBank Common Securities”) under an Amended and Restated Trust Agreement (the “CenBank Trust Agreement”) and GBNK has issued to CenBank Trust Floating Rate Junior Subordinated Debentures (the “CenBank Debentures”), under an Indenture (CenBank Trust’s Indenture and the CenBank Trust Agreement are collectively referred to as the “CenBank Trust Operative Documents”) and (ii) Guaranty Trust has issued and sold capital securities (the “Guaranty Trust Capital Securities”) and common securities (the “Guaranty Trust Common Securities”) under an Amended and Restated Declaration of Trust (the “Guaranty Trust Agreement”, and, together with the CenBank Trust Agreement, the “Trust Agreements”), and GBNK has issued to the Guaranty Trust, Junior Subordinated Debentures (the “Guaranty Trust Debentures”, and, together with the CenBank Debentures, the “Debentures”), under an Indenture (Guaranty Trust’s Indenture and the Guaranty Trust Agreement are collectively referred to, together with the CenBank Trust Operative Documents, the “Operative Documents”). Confidential Schedule 3.39 sets forth, with respect to the Trusts, the (i) dates of the respective Operative Documents, (ii) aggregate liquidation value of the CenBank Preferred Securities, CenBank Common Securities, Guaranty Trust Capital

Securities and Guaranty Trust Common Securities (together, the “Trust Securities”), (iii) aggregate amount of Debentures that have been issued to each Trust by GBNK, (iv) the rate paid on the respective Trust Securities and the Debentures (collectively, the “Securities”), (v) the dates after which GBNK may redeem the respective Debentures at par, and (vi) the maturity date of the respective Debentures.

(B)    The Trusts have been duly created and each is validly existing in good standing as a statutory trust under the Laws of the State of Delaware with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Operative Documents. Each Trust is not a party to or otherwise bound by any material agreement other than the Operative Documents and a Placement Agreement of even date with the Trust Agreement. Each Trust is and will, be classified for tax purposes as a grantor trust and not as an association taxable as a corporation.

(C)    The Trust Securities have been duly authorized by the respective Trust Agreements, have been validly issued and represent undivided beneficial interests in the assets of the respective Trusts. None of the Trust Securities is subject to preemptive or other similar rights. All of the outstanding CenBank Common Securities and Guaranty Trust Common Securities (the “Common Securities”) are directly owned by GBNK free and clear of any pledge, security interest, claim, Lien or other encumbrance, and have been issued in compliance with applicable federal and state securities Laws. The Common Securities satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act. Neither GBNK nor any Trust is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that act. The Debentures are not held of record by stockholders of GBNK or any GBNK Subsidiary.

(D)    The sole assets of each Trust are its Debentures, any interest paid on such Debentures to the extent not distributed, proceeds of such Debentures, or any of the foregoing.

(E)    All of the proceeds from the sale of the CenBank Preferred Securities and the Guaranty Trust Capital Securities issued by each respective Trust have been invested in its respective Debentures. All of the proceeds from the sale of the Common Securities issued by each respective Trust have been invested in the respective Debentures. All Debentures are and have been held by each Trust since their initial issuance.

(F)    Neither Trust was not formed to, and is not authorized to, conduct any trade or business and neither Trust has conducted any trade or business since it was formed. The Trusts exist for the exclusive purposes of (i) issuing and selling its respective CenBank Preferred Securities and the Guaranty Trust Capital Securities, as applicable, and its respective Common Securities, (ii) using the proceeds from the sale of its respective CenBank Preferred Securities and the Guaranty Trust Capital Securities, as applicable, and its respective Common Securities to acquire its respective Debentures, and (iii) engaging only in activities necessary, advisable or incidental thereto. Each Trust was formed to facilitate direct investment in the assets of such Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in each Trust with diverse interests in the assets of each Trust.

(G)    Since January 1, 2015, GBNK has not exercised its right to defer interest payments on the Debentures.

(H)    Each Trust’s income consists solely of payments made by GBNK with respect to the respective Debentures, and such payments are not derived from the active conduct of a financial business by such Trust. Both GBNK’s obligation to make those payments and the amounts thereof are set forth in the respective Debentures. Neither GBNK’s obligation to make those payments nor the amounts payable by GBNK is dependent on income or profits of GBNK or any Affiliate of GBNK (although GBNK’s ability to do so is so dependent).

(I)    GBNK has not issued any class of capital shares either pari passu or senior to the Debentures. All Debentures are either pari passu or senior to GBNK’s trade accounts payable arising in the ordinary course of business.

(J)    GBNK and the Trusts have created a debtor-creditor relationship between GBNK, as debtor, and each Trust, as a creditor, and GBNK and the Trusts have treated the Debentures as indebtedness for all tax purposes.

Section 3.40.    Investment Advisor Subsidiary.

(A)    Confidential Schedule 3.40 lists each GBNK Subsidiary that provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) (each, an “Advisory Entity”). Each Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2015 and is currently operating in compliance with all Laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except as would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Change in GBNK. Each “investment advisory representative” (as defined under the Investment Advisers Act) required to be registered as such with any state securities authority has been since January 1, 2015 and is so registered, except as would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Change in GBNK. There is no action, suit, proceeding or investigation pending or, to GBNK’s Best Knowledge, threatened that would reasonably be expected to assert noncompliance with any applicable Law or lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals in any material respect.

(B)    Each Advisory Entity has been since January 1, 2015 and is in all material respects in compliance with each contract for services provided in its capacity as an Advisory Entity to which it is a party.

(C)    The accounts of each advisory client of GBNK or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

(D)    Except as disclosed on a Uniform Application for Investment Adviser Registration on Form ADV (each, a “Form ADV”) neither an Advisory Entity nor to the Best Knowledge of GBNK any of their directors, officers, or employees has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable Law which would be required to be disclosed on Forms ADV. None of the Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a Person associated with a registered investment advisor, and there is no action, suit, proceeding or investigation pending or, to GBNK’s Best Knowledge, threatened that would reasonably be expected to result in ineligibility of any such person.

(E)    GBNK has made available to IBG true and complete copies of each Form ADV filed since January 1, 2015 by each Advisory Entity, reflecting all amendments thereto to the date hereof (each, a “GBNK Form ADV”). The GBNK Forms ADV were each timely filed, were complete and accurate in all material respects at the time of filing thereof, and are in compliance in all material respects with the applicable requirements of the Investment Advisers Act. Since January 1, 2015, each Advisory Entity has made available to each advisory client its Form ADV to the extent required by the Investment Advisers Act. GBNK has made available to IBG true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity by the SEC since January 1, 2015 and the Advisory Entity’s responses thereto, if any.

(F)    None of GBNK or any GBNK Subsidiary serves as an investment adviser (or an investment sub-adviser) to a registered investment company.

Section 3.41.    No Broker-Dealer Subsidiary. Neither GBNK nor any Subsidiary of GBNK is a broker-dealer required to be registered under the Exchange Act with the SEC. Neither GBNK nor any Subsidiary of GBNK is subject to Section 9(a) or 9(b) of the Investment Company Act of 1940.

Section 3.42.    Broker’s Fees. Neither GBNK nor any of its Subsidiaries has any responsibility or liability for any fees, expenses or commissions payable to any agent, representative, finder, financial advisor or broker in connection with the Merger or the other transactions contemplated by this Agreement, except for Keefe, Bruyette & Woods, Inc., pursuant to an agreement, a copy of which has been provided to IBG.

Section 3.43.    No Other Representations or Warranties.

(A)    Except for the representations and warranties in this Article III, neither GBNK nor any other Person makes any express or implied representation or warranty with respect to GBNK and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and GBNK hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by GBNK in this Article III, neither GBNK nor any Person makes or has made any representation to IBG or any of IBG’s Affiliates or representatives with respect to any oral or written information presented to IBG or any of IBG’s Affiliates or representatives in the course of their due diligence investigation of GBNK (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(B)    GBNK acknowledges and agrees that neither IBG nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IBG

Except (a) as disclosed in the correspondingly enumerated section or subsection of the Confidential Schedules delivered herewith (provided, that each exception set forth on any Confidential Schedule shall be deemed to qualify such other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific cross-reference)) or (b) disclosed in any IBG SEC Reports publicly filed prior to the date hereof (but excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), IBG hereby makes the following representations and warranties to GBNK.

Section 4.01.    Organization and Ownership.

(A)    IBG is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. IBG is a corporation duly organized, validly existing and in good standing under all Laws of the State of Texas. IBG and each IBG Subsidiary has all requisite corporate power and authority to own or lease and operate all of its properties and assets, including, as applicable, each respective IBG Subsidiary as now owned, and to carry on its business as it is now being conducted and to enter into and carry out its obligations under this Agreement and the other agreements contemplated hereby to which it is a party. IBG and each IBG Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change in IBG. True and complete copies of the Certificate of Formation and Bylaws of IBG, as amended to date, have been delivered or are otherwise made available to GBNK.

(B)    IBG is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock and equity securities of Independent Bank and each other IBG Subsidiary, free and clear of all Liens and no other Person has any equity or other ownership interest in Independent Bank or any other IBG Subsidiary. Other than Independent Bank and the other IBG Subsidiaries set forth in Confidential Schedule 4.01(B), IBG does not, directly or indirectly, own or control any Affiliate (as defined in Section 10.10(A)) or Subsidiary (as defined in Section 10.10(N)) (collectively with Independent Bank, the “IBG Subsidiaries,” and each an “IBG Subsidiary”). IBG has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by IBG has not been conducted through any other direct or indirect Subsidiary or Affiliate of IBG other than the IBG Subsidiaries listed on Confidential Schedule 4.01(B). IBG and Independent Bank each has all requisite regulatory approvals and governmental permits and licenses necessary to own their respective IBG Subsidiary.

Section 4.02.    Execution and Delivery. IBG has full corporate power and authority to execute and deliver this Agreement and the other agreements to which IBG is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which IBG is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly approved by the IBG Board and the IBG Board has resolved to recommend to IBG’s shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger. Other than approval and adoption of this Agreement by the affirmative vote of two-thirds of the outstanding IBG Shares entitled to vote thereon (the “Requisite IBG Shareholder Approval”), and the adoption and approval of the Bank Merger Agreement by the board of directors of Independent Bank and IBG as its sole shareholder, no other corporate proceedings or approvals are necessary on the part of IBG or its shareholders to approve this Agreement or the other agreements to which IBG is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which IBG is a party have been or at Closing will be duly executed by IBG and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of IBG, enforceable against IBG in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.03.    IBG Capitalization. The authorized capital stock of IBG consists of 100,000,000 shares of common stock, $0.01 par value per share, of which 28,382,171 shares are outstanding as of the date of this Agreement (including 239,391 shares outstanding in respect of restricted stock awards) and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding as of the date of this Agreement. Except for outstanding warrants to purchase 120,869 IBG Shares in the aggregate, or as otherwise set forth in Confidential Schedule 4.03, as of the date of this Agreement there are no (A) other shares of capital stock or other equity or voting securities of IBG or equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of IBG or any of its Subsidiaries) of any kind or character issued, designated, reserved for issuance or outstanding, (B) outstanding subscriptions, contracts, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, IBG to purchase or otherwise acquire any security of or equity interest in IBG, obligating IBG to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of, restricting the transfer of, or otherwise relating to shares of its capital securities of any class, or (C) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of IBG may vote. There are no outstanding contractual obligations of IBG to vote or dispose of any IBG Shares and except for the Voting Agreements, there are no shareholder agreements, voting trusts or similar agreements relating to the IBG Shares to which IBG or any IBG Subsidiary is a party. All of the issued and outstanding IBG Shares have been duly authorized, validly issued and are fully paid and nonassessable, and are not subject to preemptive rights and were not issued in violation of the preemptive rights of any Person. The IBG Shares have been issued in material compliance with the securities Laws of the United States and other jurisdictions having applicable securities Laws. There are no restrictions applicable to the payment of dividends on the IBG Shares except pursuant to applicable Law, and all dividends declared prior to the date of this Agreement have been paid.

Section 4.04.    Independent Bank.

(A)    Independent Bank is a Texas state banking association, duly organized, validly existing and in good standing under the Laws of the State of Texas. Independent Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Certificate of Formation and Bylaws of Independent Bank, as amended to date, have been delivered or made available to GBNK. Independent Bank is an insured bank as defined in the FDIA. The nature of the business of Independent Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as otherwise set forth in Confidential Schedule 4.04(A), Independent Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Independent Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Independent Bank.

(B)    The authorized capital stock of Independent Bank consists of 2,000,000 shares of common stock, $1.00 par value per share, of which 985,930 shares are issued and outstanding as of the date of this Agreement. All of the outstanding shares of capital stock or other securities evidencing ownership of Independent Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Independent Bank, except pursuant to applicable Law, and all dividends declared prior to the date of this Agreement on such capital stock have been paid. There are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Independent Bank to purchase or otherwise acquire any security of or equity interest in Independent Bank, obligating Independent Bank to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of, restricting the transfer of or otherwise relating to the shares of its capital securities of any class. There are no outstanding contractual obligations of IBG to vote or dispose of any shares of capital stock of Independent Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Independent Bank.

Section 4.05.    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by IBG or any IBG Subsidiary with any of the terms or provisions hereof (if the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of IBG or any IBG Subsidiary; (ii) violate any Law applicable to IBG or any IBG Subsidiary or any of the IBG Properties (as defined in Section 10.10(G)) or assets; or (iii) except as otherwise set forth in Confidential Schedule 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any Lien upon any of the respective Properties or assets of IBG or any IBG Subsidiary under, or require the prior consent of a third party pursuant to any IBG Material Contract or, except as would not be material to IBG and its Subsidiaries, taken as a whole, pursuant to any other license, lease, agreement, contract or other instrument or obligation to which IBG or any IBG Subsidiary is a party or by which any of their respective IBG Properties, assets or businesses may be bound or subject.

Section 4.06.    Compliance with Laws, Permits and Instruments. IBG and each IBG Subsidiary, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. IBG and each IBG Subsidiary are and have been since December 31, 2015, in compliance with applicable Law and written policies of any Governmental Authority, except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to result in a Material Adverse Change in IBG. IBG is in material compliance with all applicable listing and corporate governance rules of NASDAQ.

Section 4.07.    SEC Filings; Financial Statements.

(A)    Except as otherwise set forth in Confidential Schedule 4.07(A), IBG has timely filed with or furnished to, as applicable, the SEC all documents required to be filed or furnished by IBG or any of the IBG Subsidiaries pursuant to the Securities Act or the Exchange Act since December 31, 2015 (the “IBG SEC Reports”). The IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (A) complied as to form in all material respects with the applicable requirements of the U.S. federal securities Laws and other applicable Law, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such IBG SEC Reports or necessary in order to make the statements in such IBG SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unrestricted comments received from the SEC staff with respect to the IBG SEC Reports. To the Best Knowledge of IBG, none of the IBG SEC Reports is the subject of ongoing SEC review or investigation. Except as otherwise set forth on Confidential Schedule 4.07(A), none of the IBG Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents.

(B)    Each of the IBG financial statements (including, in each case, any related notes) contained in the IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto as of their respective dates, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly presented in all material respects the consolidated financial position of IBG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(C)    IBG maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of IBG and its Subsidiaries. IBG has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since December 31, 2015, IBG has not experienced or effected any material change in internal control over financial reporting.

(D)    IBG has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements.

(E)    Since December 31, 2015, none of IBG nor any of its Subsidiaries, nor, to IBG’s Best Knowledge any director, officer or employee of IBG or any of its Subsidiaries or any auditor, accountant or representative of IBG or any of its Subsidiaries, has received any written allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of IBG or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that IBG or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing IBG or any of its Subsidiaries, whether or not employed by IBG or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by IBG, any of its Subsidiaries or any of their officers, directors, employees or agents to IBG’s or any of its Subsidiaries’ board of directors or any committee thereof or to any director or officer of IBG or any of its Subsidiaries. Since December 31, 2015, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of IBG’s or its Subsidiaries’ chief executive officer, chief financial officer, individuals performing similar functions, or IBG’s or any of its Subsidiaries’ board of directors or any committee thereof.

(F)    The books and records kept by IBG and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Law and accounting requirements.

(G)    There are no outstanding loans made by IBG or any of its Subsidiaries to any executive officer or director of IBG, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 4.08.    Litigation. Except as otherwise set forth in Confidential Schedule 4.08, neither IBG nor any IBG Subsidiary is a party to any, and there are no pending or, to the Best Knowledge of IBG, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBG or any IBG Subsidiary which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of IBG, is there any reasonable basis for any proceeding, claim or action against IBG or any IBG Subsidiary that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon IBG or any IBG Subsidiary or the assets or properties of IBG or any IBG Subsidiary that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 4.09.    Governmental Consents and Approvals. The IBG Board has (i) resolved to call a special meeting of the IBG shareholders for the purpose of approving and adopting this Agreement and the Merger and the issuance of IBG Shares in connection with the Merger, and (ii) adopted a resolution recommending to the IBG shareholders that they approve this Agreement and the Merger and the issuance of the IBG Shares in connection with the Merger. Except as otherwise set forth in Confidential Schedule 4.09, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of IBG or any IBG Subsidiary in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by IBG or any IBG Subsidiary of the transactions contemplated hereby or thereby. To its Best Knowledge, IBG is not aware of any fact or circumstance regarding IBG or any of the IBG Subsidiaries that would reasonably be expected to materially impede or delay IBG’s ability to obtain all requisite regulatory approvals to consummate the Merger in a timely manner.

Section 4.10.    Undisclosed Liabilities. Neither IBG nor any IBG Subsidiary has any material liability or obligation, whether accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any IBG Employee Plan or liabilities for federal, state or local taxes or assessments), except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since March 31, 2018, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on the consolidated balance sheet of IBG as of March 31, 2018 or in Confidential Schedule 4.10.

Section 4.11.    Title to Property.

(A)    Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Change in IBG, each of the leases to which IBG or any of its Subsidiaries is a party is valid and existing and in full force and effect, and neither IBG nor its Subsidiaries nor, to the Best Knowledge of IBG, any counterparty thereto, is in default thereunder and no notice of a claim of default by any party has been delivered to IBG or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto.

(B)    IBG and each IBG Subsidiary have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the financial statements included in IBG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “IBG Financial Statements”) or acquired thereafter, subject to no Liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Confidential Schedule 4.11(B), (B) as reflected in the IBG Financial Statements, (C) statutory liens not yet delinquent, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and IBG Properties disposed of for fair value in the ordinary course of business since December 31, 2017.

Section 4.12.    Absence of Certain Changes or Events. Except as disclosed on Confidential Schedule 4.12, since March 31, 2018, each of IBG and each IBG Subsidiary has conducted its business only in the ordinary course materially consistent with past practices.

Section 4.13.    Material Contracts.

(A)    Each contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which IBG or any of its Subsidiaries is a party or by which IBG or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by IBG, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto or (ii) which is in effect as of the date hereof and contains a provision that limits (or purports to limit) in any material respect the ability of IBG to engage or compete in any business (including geographic and exclusivity restrictions) or upon consummation of the Merger will materially restrict the ability of the Resulting Corporation or any of its Affiliates to engage in any line of business is set forth on Confidential Schedule 4.13 (each, an “IBG Material Contract”), and neither IBG nor any of its Subsidiaries, to the Best Knowledge of IBG, has received notice of, any violation of any IBG Material Contract by any of the other parties thereto which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change in IBG.

(B)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change in IBG, (i) each IBG Material Contract is valid and binding on IBG or one of its Subsidiaries, as applicable, and in full force and effect, and (ii) none of IBG or any of its Subsidiaries or, to the Best Knowledge of IBG, any counterparty thereto, is in default under any IBG Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default by IBG or any of its Subsidiaries.

Section 4.14.    Taxes and Tax Returns.

(A)    IBG and each IBG Subsidiary have duly and timely filed or caused to be filed all material U.S. federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all material taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, neither IBG nor any IBG Subsidiary has any material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

(B)    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon IBG or any IBG Subsidiary, nor has IBG or any IBG Subsidiary given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any material tax return for any period.

(C)    Proper and accurate amounts, if required by law, have been withheld by IBG and each IBG Subsidiary from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable Law.

(D)    The U.S. federal income tax returns of IBG and each IBG Subsidiary with respect to all taxable periods beginning on or after December 31, 2014 have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of IBG, threatened. There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any tax with respect to IBG or any IBG Subsidiary, which waiver or extension is in effect.

(E)    No jurisdiction where IBG and its Subsidiaries do not file a tax return has made a claim in writing that any of IBG and its Subsidiaries is required to file a tax return in such jurisdiction.

(F)    No Liens for taxes exist with respect to any of the assets of IBG and its Subsidiaries, except for statutory Liens for taxes not yet due and payable.

(G)    Neither IBG nor any IBG Subsidiary has entered into, or has any obligation under, any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement to indemnify any other Person with respect to taxes that will require any payment by IBG or any IBG Subsidiary after the date of this Agreement.

(H)    Neither IBG nor any IBG Subsidiary has been, within the past two years or otherwise, part of a “plan (or series of related transactions)” within the meaning of § 355(e) of the Code of which the transactions contemplated hereby are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of § 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under § 355 of the Code.

(I)    Neither IBG nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(J)    Neither IBG nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was IBG) or (ii) has any liability for the taxes of any Person (other than IBG or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(K)    Since January 1, 2014, neither IBG nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by IBG or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by IBG or any IBG Subsidiary).

(L)    Neither IBG nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(M)    Neither IBG nor any of its Subsidiaries has any application pending with any Governmental Authority requesting permission for any changes in accounting method.

(N)    No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Authority with respect to IBG or any of its Subsidiaries.

(O)    IBG has delivered or made available to GBNK correct and complete copies of all material U.S. federal income tax returns filed by IBG with the IRS, examination reports, and statements of deficiencies assessed against or agreed to by IBG or any IBG Subsidiary, if any, in each case with respect to any taxable period beginning on or after December 31, 2015.

Section 4.15.    Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to result in a Material Adverse Change in IBG, all policies of insurance, including fidelity and bond insurance, maintained as of the date of this Agreement by IBG or any IBG Subsidiary (A) are sufficient for compliance by IBG and each IBG Subsidiary, in all material respects, with all requirements of applicable Law and all agreements to which IBG and each IBG Subsidiary are parties, (B) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), and (C) are presently in full force and effect, and, except as otherwise set forth in Confidential Schedule 4.15, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither IBG nor any IBG Subsidiary is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each IBG Property of IBG and each IBG Subsidiary is insured for the benefit of IBG and such IBG Subsidiary in amounts deemed adequate by IBG’s and each IBG Subsidiary’s respective management against risks customarily insured against.

Section 4.16.    No Material Adverse Change. There has not been any Material Adverse Change in IBG since December 31, 2017.

Section 4.17.    Proprietary Rights. Neither IBG nor any IBG Subsidiary requires the use of any material Proprietary Rights for the business or operations of IBG and any IBG Subsidiary that are not owned, held or licensed by IBG or such IBG Subsidiary. Neither IBG nor any IBG Subsidiary has received within the past three years any written notice of infringement of or conflict with the rights of others with respect to the use by IBG or such IBG Subsidiary of Proprietary Rights, and there is no claim or action by any such Person pending or, to the Best Knowledge of IBG, threatened.

Section 4.18.    Transactions with Certain Persons and Entities. Except as disclosed on Confidential Schedule 4.18 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by IBG or any IBG Subsidiary to, and neither IBG nor any IBG Subsidiary is otherwise a creditor to any director or officer of IBG or any IBG Subsidiary nor is IBG or any IBG Subsidiary a debtor to any such Person other than as part of the normal and customary terms of such person’s employment or service as a director with IBG or any IBG Subsidiary. Except as disclosed on Confidential Schedule 4.18 neither IBG nor any IBG Subsidiary uses any asset owned by any shareholder or any present or former director or officer of IBG or any IBG Subsidiary, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in the Independent Bank’s premises, the removal of which would not result in a Material Adverse Change), nor do any of such persons own or have the right to use real property that is adjacent to property on which Independent Bank’s facilities are located. Except as disclosed on Confidential Schedule 4.18, neither IBG nor any IBG Subsidiary is a party to any transaction or agreement with any director or executive officer (or their respective Affiliates) of IBG or any IBG Subsidiary (other than as part of the normal and customary terms of such person’s employment or service as a director with IBG or any IBG Subsidiary).

Section 4.19.    Employee Relationships. Neither IBG nor any IBG Subsidiary is a party to any collective bargaining agreement or to any consent decree or conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment, and there is no charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, which has been asserted against IBG or any of its Subsidiaries that is now pending before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority that would reasonably be expected to result in liability to IBG or any of its Subsidiaries. There are no unfair labor practice complaints pending against IBG or any IBG Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of IBG or any IBG Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. IBG and each IBG Subsidiary is in compliance in all material respects with applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither IBG nor any IBG Subsidiary is engaged in any unfair labor practice. Each individual who renders services to IBG or any of its Subsidiaries who is classified by IBG or such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under an IBG Employee Plan) is properly so characterized.

Section 4.20.    Condition of Assets. All tangible assets used by IBG or any IBG Subsidiary are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. Neither IBG’s nor any IBG Subsidiary’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 4.21.    Environmental Compliance. Except as otherwise set forth in Confidential Schedule 4.21:

(A)    Each of IBG, the IBG Subsidiaries and all of their IBG Properties and operations are in material compliance with all applicable Environmental Laws (as defined in Section 10.10(D)). Neither IBG nor any IBG Subsidiary has received any written notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of IBG or any IBG Subsidiary with all applicable Environmental Laws.

(B)    IBG and each IBG Subsidiary have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

(C)    No Hazardous Materials (as defined in Section 10.10(F)) exist on, about or within any of the IBG Properties, nor, to the Best Knowledge of IBG, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the IBG Properties, except as would not reasonably be expected to result in a Material Adverse Change. The use that IBG or any IBG Subsidiary makes of the IBG Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the IBG Properties, except as would not reasonably be expected to result in a Material Adverse Change.

(D)    There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of IBG, threatened, against IBG or any IBG Subsidiary relating in any way to any Environmental Law. Neither IBG nor any IBG Subsidiary has any liability for remedial action under any Environmental Law. Neither IBG nor any IBG Subsidiary has received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has IBG or any IBG Subsidiary received any written notice from any Governmental Authority or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any Person, including any Governmental Authority, informing IBG or any IBG Subsidiary that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

Section 4.22.    Regulatory Compliance.

(A)    Except as otherwise set forth on Confidential Schedule 4.22, neither IBG nor any IBG Subsidiary is now nor has been, since January 1, 2016, subject to or a party to a Regulatory Agreement. There are no pending or, to the Best Knowledge of IBG, threatened investigations by any Regulatory Agency, and to the Best Knowledge of IBG, no Regulatory Agency is considering issuing, initiating, ordering or requesting any Regulatory Agreement with respect to IBG or any IBG Subsidiary.

(B)    Since January 1, 2016, all reports, records, registrations, statements, notices and other documents or information required to be filed by IBG or any IBG Subsidiary with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of IBG, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Independent Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 325.103(b)), “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)), and received at least a satisfactory CRA rating at its most recent compliance examination.

Section 4.23.    Absence of Certain Business Practices. Neither IBG nor any IBG Subsidiary nor, to the Best Knowledge of IBG, any of their respective officers, employees or agents, nor, to the Best Knowledge of IBG, any other Person acting on their behalf, has, directly or indirectly, since June 30, 2015, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of IBG or any IBG Subsidiary (or assist IBG or any IBG Subsidiary in connection with any actual or proposed transaction) that (A) may reasonably be expected to subject IBG or any IBG Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may reasonably have resulted in a Material Adverse Change or (C) if not continued in the future may reasonably be expected to result in a Material Adverse Change.

Section 4.24.    Fiduciary Responsibilities. Each of IBG and each IBG Subsidiary has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with applicable Law, agreements, instruments and common law standards.

Section 4.25.    Guaranties. Except in the ordinary course of business, according to past business practices and in material compliance with applicable Law, IBG and the IBG Subsidiaries have not guaranteed the obligations or liabilities of any other Person, firm or corporation.

Section 4.26.    Employee Benefit Plans.

(A)    All “employee benefit plans” (as defined in ERISA), whether or not subject to ERISA, all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, employment, termination, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (i) is currently maintained or contributed to by IBG or any IBG Subsidiary, or with respect to which IBG or any IBG Subsidiary has any liability, and (ii) provides benefits to any current or former director, officer, employee or other service provider of IBG or any IBG Subsidiary, or the dependents of any thereof, regardless of whether funded or unfunded are referred to herein collectively as the “IBG Employee Plans” and individually as an “IBG Employee Plan”.

(B)    No IBG Employee Plan is subject to Section 302 or Title IV or Section 412 or 4971 of the Code. Neither IBG, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any plan subject to Section 302 or Title IV of ERISA, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. No liability under Section 302 or Title IV of ERISA has been incurred by IBG, its Subsidiaries or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to IBG, its Subsidiaries or any such ERISA Affiliates of incurring any such liability. There have been no prohibited transactions (described under ERISA § 406 or Code § 4975(c)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the IBG Employee Plans and related IBG Funding Arrangements that would reasonably be expected to subject IBG, Independent Bank, GBNK or any GBNK Subsidiary to any material taxes, penalties or other liabilities.

(C)    Each IBG Employee Plan that is represented to be qualified under Code § 401(a) has a current favorable determination or opinion letter, and there are no existing circumstances, and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such IBG Employee Plan or the related IBG Funding Arrangement. All reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each IBG Employee Plan have been timely and completely filed or distributed. Each IBG Employee Plan has been operated in material compliance with applicable Law and in accordance with its terms. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each IBG Employee Plan.

(D)    There are no pending claims, lawsuits or actions relating to any IBG Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of IBG, none are threatened and no set of circumstances exists that would reasonably give rise to a claim or lawsuit, against the IBG Employee Plans, any fiduciaries thereof with respect to their duties to the IBG Employee Plans or the assets of any of the trusts under any of the IBG Employee Plans that would reasonably be expected to result in any material liability of IBG or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any participant in an IBG Employee Plan or any other party. No IBG Employee Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority, nor is any such audit or investigation pending or, to the Best Knowledge of IBG, threatened.

(E)    With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past six (6) years, by any trade or business with which IBG or any IBG Subsidiary is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“IBG Controlled Group Plans”):

(1)    All IBG Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated before the Closing such that failures to operate such group health plans in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Code § § 4980B and 4980D would not reasonably be expected to subject IBG or any IBG Subsidiary to material liability;

(2)    There is no IBG Controlled Group Plan that is a defined benefit plan (as defined in ERISA), nor has there been a IBG Controlled Group Plan that is a defined benefit plan in the last five calendar years; and

(3)    There is no IBG Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been an IBG Controlled Group Plan that is either a multiple employer plan or multi-employer plan since 2007.

(F)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, funding, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of IBG or any of its Subsidiaries, or result in any limitation on the right of IBG or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any IBG Employee Plan or related trust. Without limiting the generality of the immediately preceding sentence, no amount paid or payable (whether in cash, in property or in the form of benefits) by IBG or any of its Subsidiaries to employees of IBG or any of its Subsidiaries as of immediately prior to the Closing in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of section 280G of the Code.

(G)    No IBG Employee Plan provides for the gross-up or reimbursement of taxes under Section 409A or 4999 of the Code.

Section 4.27.    Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Independent Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. § § 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. Independent Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Independent Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Independent Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the Laws referenced in this Section 4.27.

Section 4.28.    Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. Independent Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Since December 31, 2015, IBG has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of IBG there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such Laws.

Section 4.29.    Usury Laws and Other Consumer Compliance Laws. All loans of Independent Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including Regulation Z (12 C.F.R. § 226 et seq.) issued by the Board of Governors of the Federal Reserve System (“FRB”), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by Independent Bank in the ordinary course of its lending business.

Section 4.30.    Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Section 21.606 of the TBOC and any other applicable Takeover Statute.

Section 4.31.    Fairness Opinion. Before the execution of this Agreement, IBG has received an oral opinion from Stephens Inc., which will be followed by a written opinion, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be paid by IBG pursuant to this Agreement is fair from a financial point of view to IBG. As of the date of this Agreement, such opinion has not been amended or rescinded.

Section 4.32.    Investment Securities.

(A)    Each of IBG and its Subsidiaries has good and marketable title to all securities held by it in all material respects (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of IBG or any of its Subsidiaries and except for such defects in title or Liens that would not be material to IBG and its Subsidiaries, taken as a whole. Such securities are valued on the books of IBG and each of its Subsidiaries in accordance with GAAP in all material respects.

(B)    IBG and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that IBG and each such Subsidiary believes are prudent and reasonable in the context of such businesses, and IBG and its Subsidiaries have, since January 1, 2016, been in material compliance with such policies, practices and procedures in all material respects.

Section 4.33.    Evidences of Indebtedness. All evidences of indebtedness that are reflected as assets of IBG or any IBG Subsidiary are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), and are not subject to any asserted or, to the Best Knowledge of IBG, threatened, defenses, offsets or counterclaims that may reasonably be asserted against IBG, any IBG Subsidiary or the present holder thereof. The credit and collateral files of Independent Bank contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to IBG or Independent Bank that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of Independent Bank (including loans that will be outstanding if Independent Bank advances funds it is obligated to advance), except for items identified on Independent Bank’s internal exception list which has been made available to GBNK. Neither IBG nor Independent Bank is aware of, nor has IBG or Independent Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of Independent Bank. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any governmental authority, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant Laws and procedures such that such governmental authority’s guaranty of such loan is effective during the term of such loan in all material respects. Notwithstanding anything to the contrary contained in this Section 4.33, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of Independent Bank.

Section 4.34.    Risk Management Instruments. Neither IBG nor any IBG Subsidiary is a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof), other than those entered into in the ordinary course of business and in accordance with applicable Laws and with counterparties believed to be financially responsible, all of which are legal, valid and binding obligations of IBG or its applicable Subsidiary, enforceable against IBG or such Subsidiary in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity), and IBG and its applicable Subsidiaries and, to IBG’s Best Knowledge, each counterparty thereto, have duly performed in all material respects all of their material obligations thereunder.

Section 4.35.    Indemnification. Except as otherwise set forth on Confidential Schedule 4.35, to the Best Knowledge of IBG, no action or failure to take action by any present or former director, officer, employee or agent of IBG or any IBG Subsidiary has occurred which would give rise to a material claim by any such individual for indemnification from IBG or any IBG Subsidiary.

Section 4.36.    Broker’s Fees. Neither IBG nor any of its Subsidiaries has any responsibility or liability for any fees, expenses or commissions payable to any agent, representative, finder, financial advisor or broker in connection with the Merger or the other transactions contemplated by this Agreement, except for Stephens Inc.

Section 4.37.    No Other Representations or Warranties.

(A)    Except for the representations and warranties in this Article IV, neither IBG nor any other Person makes any express or implied representation or warranty with respect to IBG and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and IBG hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by IBG in this Article IV, neither IBG nor any Person makes or has made any representation to GBNK or any of GBNK’s Affiliates or representatives with respect to any oral or written information presented to GBNK or any of GBNK’s Affiliates or representatives in the course of their due diligence investigation of IBG (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(B)    IBG acknowledges and agrees that neither GBNK nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS OF GBNK

GBNK covenants and agrees with IBG as follows:

Section 5.01.    Commercially Reasonable Efforts. GBNK agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02.    Information for Regulatory Applications and Registration Statement. GBNK shall use its commercially reasonable efforts to promptly furnish IBG with all information concerning GBNK that is requested in writing by IBG and is required for inclusion in any application, statement or document to be made or filed by IBG or its Subsidiaries with any federal or state regulatory authority or Governmental Authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. GBNK shall have the right to review in advance, and consult with IBG with respect to all written information submitted to any third party or any federal or state regulatory authority or Governmental Authority in connection with the transactions contemplated by this Agreement, but IBG shall not be required to provide GBNK with confidential portions of any filing with a federal or state regulatory authority or Governmental Authority. Pursuant to Section 6.07 of this Agreement, in exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.

(A)    GBNK agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of filing and mailing to stockholders and at the time of the GBNK Meeting, and (iii) any other filings made under applicable federal or state banking, securities or other Laws shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. GBNK further agrees that if it shall become aware of any information that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform IBG thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

Section 5.03.    Affirmative Covenants. Except as otherwise expressly permitted or required by this Agreement, or as required by applicable Law, from the date of this Agreement through the earlier of the Effective Time or termination of this Agreement, GBNK shall and shall cause the GBNK Subsidiaries to:

(A)    Maintain its corporate existence in good standing;

(B)    (i) Use commercially reasonable efforts to maintain the general character of its business and (ii) conduct its business in its ordinary and usual manner consistent with past practices;

(C)    Extend credit only in material compliance with existing lending policies and practices;

(D)    Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

(E)    Maintain all offices, machinery, equipment, materials, supplies, inventories and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

(F)    Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

(G)    Continue to follow its existing policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

(H)    Account for all transactions in accordance with GAAP;

(I)    Perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith reasonably dispute;

(J)    Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

(K)    Timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to applicable Law, except those being contested in good faith by appropriate proceedings.

Section 5.04.    Negative Covenants. Except as otherwise expressly permitted or required by this Agreement, as required by applicable Law, or as otherwise set forth on Confidential Schedule 5.04, from the date of this Agreement through the earlier of the Effective Time or termination of this Agreement, without the prior written consent of IBG, GBNK shall not and GBNK shall cause the GBNK Subsidiaries to not:

(A)    Introduce any new material method of management or operation;

(B)    Intentionally take any action that could reasonably be anticipated to result in a Material Adverse Change or prevent or materially delay the ability of the parties to consummate the transactions contemplated by this Agreement;

(C)    Take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article III to be inaccurate in any material respect at Closing;

(D)    Declare, set aside, set a record date for or pay any dividend or other distribution with respect to its capital stock or other equity securities, other than (i) the payment of dividends from Guaranty Bank to GBNK (or from another wholly owned Subsidiary of GBNK to GBNK or another wholly owned Subsidiary of GBNK), (ii) the payment of regular quarterly dividends by GBNK to the GBNK stockholders at a rate not in excess of $0.1625 per GBNK Share per quarter and (iii) the payment of dividends required in respect of its outstanding trust preferred securities as of the date hereof;

(E)    Enter into, alter, amend, renew, terminate or extend any Material Contract (or any contract that would constitute a Material Contract if it were in effect on the date of this Agreement), except for loans and extensions of credit in the ordinary course of business, which are subject to the provisions of Section 5.04(Y) and Section 5.04(Z), and normal renewals of Material Contracts in the ordinary course of business consistent with past practices;

(F)    Mortgage, pledge or subject to Lien, charge, security interest or any other encumbrance or restriction, other than Permitted Encumbrances, any of its Properties, business or assets, tangible or intangible, except in the ordinary course of business and consistent with past practices. As used in this Agreement, “Permitted Encumbrances” means: (i) Liens for taxes, assessments or governmental charges or levies not yet due or being contested in good faith and for which adequate accruals or reserves have been established in the consolidated balance sheet of GBNK dated as of March 31, 2018, (ii) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate accruals or reserves have been established in the consolidated balance sheet of GBNK dated as of March 31, 2018), and (iii) with respect to real property owned by GBNK: (A) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course for amounts which are not yet due; and (B) Liens for zoning, building or other similar restrictions, variances, covenants, rights of way, encumbrances, and easements, provided, in each case, that such Liens do not, in the aggregate, materially detract from the value or materially interfere with the present use of the real property owned by GBNK they encumber;

(G)    Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the date of this Agreement;

(H)    Incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt, Federal Home Loan Bank borrowings with maturities of six months or less, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, in each case in the ordinary course of business and consistent with prudent banking practices;

(I)    Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

(J)    Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its or its Subsidiaries’ capital stock or other securities or subscriptions, options, warrants, equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of GBNK or any of its Subsidiaries), restricted stock, restricted stock units, stock appreciation rights, convertible securities, calls, rights or commitments of any kind relating to the issuance thereto, except to satisfy any legal obligation to do so that is outstanding as of the date of this Agreement and described in Confidential Schedule 5.04(J);

(K)    Amend or otherwise change its certification of incorporation, Articles of Association or Bylaws or similar governing documents;

(L)    Sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; provided, that any such transactions involving amounts in excess of $1,500,000 per transaction shall be deemed to not be in the ordinary course of business;

(M)    Merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate or dissolve;

(N)    Except with respect to the collection of checks and other negotiable instruments or otherwise in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third Person, firm or corporation;

(O)    Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(P)    Except as required under applicable Law or the terms of any Employee Plan as in effect as of the date hereof, (i) increase or agree to increase the compensation or benefits of or payable to any current or former employee, officer, director or independent contractor of GBNK or any of its Subsidiaries, other than increases in annual base salary in the ordinary course of business and consistent with past practices that do not exceed 3% of the aggregate cost of all employee annual base salaries in effect as of the date hereof, (ii) pay, agree to, or orally promise to pay, conditionally or otherwise, any additional bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its stockholders, directors, officers or employees, (iii) enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt or amend any Employee Plan or arrangement that would be an Employee Plan if in effect on the date hereof, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan, or (v) grant any awards or accelerate the vesting of or lapsing of restrictions with respect to any equity-based compensation or other incentive or retention compensation;

(Q)    Engage in any transaction with any Affiliate, except in the ordinary course of business and consistent with past practices;

(R)    Acquire any capital stock or other equity securities or acquire any equity or ownership interest in or material assets or businesses of any Person, including any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

(S)    Except as expressly contemplated by this Agreement, terminate, cancel or surrender any Material Contract or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change;

(T)    Dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

(U)    Make any capital expenditures, capital additions or betterments in amounts in excess of $250,000 individually or $1,000,000 in the aggregate, except in the ordinary course of business consistent with past practices;

(V)    (i) Hire or promote any employee, or engage any independent contractor, of GBNK or any of its Subsidiaries who has (or, with respect to hiring, engaging or promoting, will have) an annual target compensation opportunity of $150,000 or more, or (ii) terminate the employment of any employee, or service of any independent contractor, of GBNK or any of its Subsidiaries whose annual target compensation opportunity is $150,000 or more (other than a termination of employment or service for cause in the ordinary course of business consistent with past practices);

(W)    Make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by GAAP, including without limitation making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the allowance for loan and lease losses of GBNK;

(X)    Change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing, hedging and other material banking and operating policies or practices;

(Y)    Make any new loan except in material compliance with GBNK’s existing policies and procedures and consistent with past practices;

(Z)    Renew, extend the maturity of, or alter the material terms of any existing loan except, in material compliance with GBNK’s existing policies and procedures and consistent with past practices;

(AA)    Renew, extend the maturity of, or alter any of the material terms of any loan classified as “substandard” or “doubtful,” except extensions or alterations in the ordinary course of business, consistent with past practices;

(BB)    Sell (provided, however, that payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries, U.S. government bonds and U.S. government agency securities with an average duration seven years or less;

(CC)    Redeem, purchase or otherwise acquire, directly or indirectly, or adjust, split, combine or reclassify, any of its capital stock or other securities of GBNK or any GBNK Subsidiary;

(DD)    Settle any litigation, claim, action or proceeding other than settlements in the ordinary course of business consistent with past practices involving solely money damages not in excess of $500,000 individually or $1,000,000 in the aggregate that does not involve or create an adverse precedent and that would not impose any material restriction on the business of either party (including the Resulting Corporation) or its Subsidiaries;

(EE)    Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility; or

(FF)    Agree to, or make any commitment to, take or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.04.

Section 5.05.    Access; Pre-Closing Investigation. To the extent permitted by applicable Law, GBNK shall, and shall cause each of its Subsidiaries to, afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of IBG full access during regular business hours to all of the properties, books, contracts, commitments, personnel and records of GBNK and each GBNK Subsidiary, and furnish to IBG during such period all such information concerning GBNK and each GBNK Subsidiary and their affairs as IBG may reasonably request, so that IBG may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of GBNK and each GBNK Subsidiary, including access sufficient to verify the value of the assets and the liabilities of GBNK and each GBNK Subsidiary and the satisfaction of the conditions precedent to IBG’s obligations described in Article VIII; provided, however, that IBG shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of GBNK and each GBNK Subsidiary. GBNK agrees at any time, and from time to time, to furnish to IBG as soon as practicable, any additional information that IBG may reasonably request, and shall specifically provide to IBG a weekly written report of all loans made, renewed or modified by Guaranty Bank. No investigation by IBG or its representatives shall affect the representations and warranties set forth herein. Any information provided pursuant to this Agreement shall be subject to the terms of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 5.06.    Allowance for Loan Losses. GBNK shall cause Guaranty Bank to maintain its Allowance for Loan and Lease Losses (the “Allowance”) at a level consistent with Guaranty Bank’s historical methodology and in compliance with GAAP.

Section 5.07.    Untrue Representations. GBNK shall promptly notify IBG in writing if GBNK becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information provided by GBNK to IBG, any confidential schedule to this Agreement or any representation or warranty made by GBNK in Article III or that results in GBNK’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.08.    Litigation and Claims. GBNK shall promptly notify IBG in writing of any material litigation, or of any claim, controversy or contingent liability that individually, or taken together with other facts, events and circumstances, is reasonably expected to become the subject of material litigation, against GBNK or any GBNK Subsidiary or affecting any of their Properties. GBNK shall promptly notify IBG in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of GBNK, threatened against GBNK or any GBNK Subsidiary that (i) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by GBNK or any GBNK Subsidiary pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby.

Section 5.09.    Adverse Changes. GBNK shall promptly notify IBG in writing if any change shall have occurred or, to the Best Knowledge of GBNK, been threatened (or any development shall have occurred or, to the Best Knowledge of GBNK, been threatened involving a prospective change) in the business, financial condition or operations of GBNK and/or any GBNK Subsidiary that has resulted in or would reasonably be expected to result in a Material Adverse Change in GBNK or any GBNK Subsidiary or lead to a failure to obtain necessary regulatory approval of the transactions contemplated by this Agreement.

Section 5.10.    No Negotiation with Others.

(A)    GBNK agrees that it shall not, and that it shall cause each GBNK Subsidiary and the respective employees, directors, officers, financial advisors, agents and other representatives of GBNK and each GBNK Subsidiary (collectively, “GBNK Representatives”) not to, directly or indirectly, (i) solicit, knowingly encourage or facilitate, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such Person of the existence of the provisions of this Section 5.10) regarding an Acquisition Proposal (as defined below), whether by acquisition, business combination, purchase of securities or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of GBNK or any GBNK Subsidiary in connection with any Acquisition Proposal; or (iii) cooperate with any third party to make any Acquisition Proposal. Promptly upon receipt of any unsolicited offer, GBNK will communicate to IBG the terms of any proposal or request for information and the identity of the parties involved. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement has been terminated in accordance with its terms, GBNK shall not, and it shall cause each GBNK Subsidiary and GBNK Representative not to, execute or enter into any letter of intent, agreement in principle, merger agreement, asset or stock purchase or share exchange agreement, option agreement or other contract related to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with Section 5.10(B)).

(B)    Notwithstanding anything to the contrary contained in this Section 5.10, if at any time after the date hereof and before the receipt of the Requisite GBNK Stockholder Approval, GBNK and the GBNK Representatives, having each theretofore complied with the terms of Section 5.10(A), receives a bona fide, unsolicited written Acquisition Proposal, GBNK and the GBNK Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to IBG or is made available to IBG before or concurrently with the time such information or access is made available to such person) to, any Person making such Acquisition Proposal if, and only if, the GBNK Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably likely to become a Superior Proposal (as defined below) and (ii) the failure of the GBNK Board to furnish such information or access or enter into such discussions or negotiations would be inconsistent with its fiduciary duties under applicable Law; but before furnishing any such information, GBNK shall have received from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement entered into with IBG dated April 20, 2018 (the “Confidentiality Agreement”), which confidentiality agreement shall not prohibit GBNK from complying with the terms of this Section 5.10. GBNK will promptly, and in any event within twenty-four (24) hours, (x) notify IBG in writing of the receipt of such Acquisition Proposal or any request for information relating to GBNK or for access to the Properties, books or records of GBNK by any Person that has made, or to the Best Knowledge of GBNK may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to IBG, including as they may change upon any modification or amendment to the terms thereof, and including the identity of the Person making the Acquisition Proposal and a copy thereof if in writing and any related documentation or correspondence. GBNK will keep IBG reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis, including providing a copy of all further related documentation or correspondence.

(C)    GBNK agrees that it (i) will and will cause the GBNK Subsidiaries and GBNK Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal or similar transaction and (ii) will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal or similar transaction, and will enforce the terms thereof and will promptly request from such third parties the return or destruction of any confidential information of GBNK provided thereunder. Nothing contained in this Agreement shall prevent (I) GBNK or the GBNK Board from (i) taking the actions provided in Section 1.08(C) or 5.10(B) subject to compliance with the terms thereof, (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, or (iii) informing any Person who submits an unsolicited bona fide Acquisition Proposal of GBNK’s obligations pursuant to Section 5.10(A), or (II) either party, in consultation with outside counsel, complying with its disclosure obligations under federal or state Law including in connection with a GBNK Change in Recommendation (provided that any GBNK Change in Recommendation shall be subject to Section 1.08(C) and shall have the effects set forth in this Agreement).

(D)    For purposes of this Agreement, “Acquisition Proposal” means any offer, inquiry, indication of interest or proposal from a party other than IBG regarding any of the following (other than the transactions contemplated by this Agreement) involving GBNK or any GBNK Subsidiary: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving GBNK or any GBNK Subsidiary or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of GBNK or any GBNK Subsidiary, in a single transaction or series of related transactions; or (ii) any acquisition by any party or group of parties (including the shareholders or equity holders thereof), directly or indirectly, including by any tender offer or exchange offer, of 20% or more of the outstanding GBNK Shares or of the total voting power of GBNK or any GBNK Subsidiary.

(E)    For purposes of this Agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made by a party other than IBG to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or similar transaction, all or substantially all of the consolidated assets of GBNK or all of the GBNK Shares and that the GBNK Board determines in its good faith judgment, after consultation with its outside legal and financial advisors (i) is or would result in a transaction that if consummated would be more favorable to GBNK’s stockholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by IBG to amend the terms of this Agreement) and (ii) is capable of being, and is reasonably likely to be, consummated on a timely basis on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 5.11.    Non-Governmental Consents and Approvals. GBNK shall use commercially reasonable efforts to obtain all consents and approvals from third parties necessary or advisable in connection with the transactions contemplated by this Agreement. GBNK will cooperate in all commercially reasonable respects with IBG to obtain all such approvals and consents required of IBG. Without limiting the foregoing, as soon as reasonably practicable after the date hereof, GBNK shall cause each of its Subsidiaries that is an Advisory Entity to inform their investment advisory clients of the transactions contemplated by this Agreement and request each such client’s written consent to the deemed assignment of its management contract resulting from the change in ownership of GBNK and the relevant Advisory Entity resulting from the transactions contemplated by this Agreement and use all reasonable efforts to obtain such consent on or before the Effective Time. While GBNK shall request affirmative written consents from each Advisory Entity’s clients to such deemed assignment, a negative consent will constitute valid consent to the extent permitted by applicable Law and the applicable management contract if (i) a negative consent is not expressly prohibited by the management contract (for purposes of this Agreement, it is assumed that, unless an agreement expressly requires written consent to an “assignment” as defined under the Investment Advisers Act or a change in control, then such “negative consent” or “silence” is permissible hereunder and thereunder), (ii) a notice describing the change in control and the negative consent in a form reasonably acceptable to IBG and GBNK is sent to each client, and (iii) sixty (60) days elapse from the date that notice is received at the client’s office during which period the client continues to have its account managed by the applicable Advisory Entity and does not notify the applicable Advisory Entity that it is withholding its consent and such client shall not have otherwise provided a notice of termination of the relevant management contract that provides for the termination to be effective as of or prior to the Closing Date.

Section 5.12.    Termination of Employee Plans. If requested by IBG in writing delivered to GBNK by 20 Business Days before the Closing Date, the GBNK Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any Employee Plan that is a tax-qualified savings plan (the “GBNK 401(k) Plans”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of IBG. Following the Effective Time and (if IBG determines in its sole discretion that a determination letter is appropriate) as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the GBNK 401(k) Plans, the assets thereof shall be distributed to the participants, and IBG shall, to the extent permitted by IBG’s 401(k) plan (the “IBG 401(k) Plan”), permit the employees of GBNK and its Subsidiaries who are actively employed as of the date immediately following the distribution of account balances under the GBNK 401(k) Plans to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, but excluding loans), in the form of cash, from the amounts distributed to such employee from the GBNK 401(k) Plan to the IBG 401(k) Plan.

Section 5.13.    Other Agreements. GBNK shall, and shall cause each GBNK Subsidiary to, execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect the Merger and the Bank Merger, and to take all actions reasonably necessary or required to consummate the transactions contemplated thereby in accordance with the terms hereof.

Section 5.14.    Support Agreement. GBNK shall use commercially reasonable efforts to cause each outside director of GBNK and Guaranty Bank to execute and deliver to IBG, contemporaneously with the execution of this Agreement, a Director Support Agreement providing for the continuing support of Independent Bank by the outside directors (the “Director Support Agreements”).

Section 5.15.    Conforming Accounting Adjustments. GBNK shall, if requested in writing by IBG, consistent with GAAP and applicable banking Laws immediately before Closing, make such accounting entries as GBNK may reasonably request in order to conform the accounting records of GBNK to the accounting policies and practices of IBG. No such adjustment by GBNK or any GBNK Subsidiary shall of itself constitute or be deemed to be a breach, violation or failure by GBNK or any GBNK Subsidiary to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by IBG or be an acknowledgment by GBNK of any adverse circumstances for purposes of determining whether the conditions to IBG’s obligations under this Agreement have been satisfied. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence by GBNK, any GBNK Subsidiary or their respective management with any such adjustments.

Section 5.16.    D&O Liability Insurance. Contemporaneously with the Closing, GBNK shall purchase an extended reporting period for six (6) years under GBNK’s existing directors and officers liability insurance policy for purposes of covering actions occurring prior to the Effective Time, on terms approved by IBG. Notwithstanding any other provision of this Agreement, the aggregate cost of the premiums for such coverage shall not exceed 300% of the current annual premium for such insurance paid by GBNK as of the date of this Agreement.

Section 5.17.    Termination of DP Contracts and IT Conversion. At IBG’s request and in consultation with IBG, GBNK will use commercially reasonable efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that the DP Contracts and contracts related to the provision of any other electronic banking services, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by IBG and GBNK. Such notice and actions by GBNK will be in accordance with the terms of such contracts. GBNK shall use reasonable efforts and cooperate with IBG to facilitate a smooth conversion of data processing, item processing, network and related hardware and software, telephone systems, telecommunications, data communications and other technologies, including participating in conversion planning, design, mapping and testing activities before the Closing Date.

Section 5.18.    Obligations Related to Trust Preferred and Debt Securities.

(A)    GBNK will reasonably cooperate with IBG to permit IBG, as the Resulting Corporation, upon completion of the Merger, to assume expressly the obligations of GBNK to the extent required under the indentures governing GBNK’s trust preferred securities and any debt securities of GBNK or any GBNK Subsidiary or related guaranties, and the parties shall cooperate and execute one or more supplemental indentures, guarantees and other instruments, including any related certificates, opinions or other documentation, reasonably required in connection therewith.

(B)    If requested by IBG, GBNK shall deliver all notices and take all other actions to facilitate the termination at the Closing of all commitments in respect of the Credit Agreement, dated as of March 30, 2016, between Guaranty Bancorp and Wells Fargo Bank, National Association, and the repayment in full on the Closing Date of all obligations, and releases of all Liens securing obligations, in respect of the indebtedness thereunder; provided, IBG shall provide any funds required to effect all such repayments at or prior to the Closing. In furtherance and not in limitation of the foregoing, if requested by IBG, GBNK shall use commercially reasonable efforts to deliver to IBG at least two Business Days prior to the Closing Date an executed payoff letter with respect to such credit facility in form and substance customary for transactions of this type, which payoff letter shall, among other things, include the payoff amount.

Section 5.19.    Transaction Litigation. GBNK shall give IBG prompt notice of any litigation against GBNK and/or its directors relating to the Merger and the other transactions contemplated by this Agreement and shall give IBG the opportunity to participate, at IBG’s cost, in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the prior written consent of IBG, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of GBNK and IBG in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation and any documents to be prepared or filed in connection therewith, which will be reasonably considered in good faith by the litigating party.

ARTICLE VI

COVENANTS OF IBG

IBG covenants and agrees with GBNK as follows (and GBNK makes the covenants expressly set forth herein as covenants of GBNK, to IBG):

Section 6.01.    Commercially Reasonable Efforts. IBG agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02.    Conduct of Business. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly permitted or required by this Agreement or as required by Law, IBG shall, and shall cause its Subsidiaries to, conduct its and their businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to maintain and preserve intact their business organizations, employees and business relationships.

Section 6.03.    Negative Covenants. Except as otherwise expressly permitted or required by this Agreement, or as required by applicable Law, or as set forth on Confidential Schedule 6.03, from the date hereof through the earlier of the Effective Time or termination of this Agreement, without the prior written consent of GBNK, IBG shall not and shall cause its Subsidiaries to not:

(A)    Adjust, split, combine or reclassify any of its capital stock;

(B)    Intentionally take any action that could reasonably be anticipated to result in a Material Adverse Change or prevent or materially delay the ability of the parties to consummate the transactions contemplated by this Agreement;

(C)    Amend or otherwise change IBG’s Certificate of Formation or Bylaws in a manner that would adversely affect the holders of GBNK Shares relative to the holders of IBG Shares;

(D)    Take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article IV to be inaccurate in any material respect at Closing;

(E)    Declare, set aside, set a record date for or pay any extraordinary dividend or other extraordinary distribution with respect to the IBG Shares;

(F)    Incur any indebtedness that would reasonably be expected to prevent IBG, as the Resulting Corporation, or its Subsidiaries from assuming GBNK’s or its Subsidiaries’ outstanding indebtedness pursuant to the Merger or the Bank Merger, or as required by this Agreement;

(G)    Merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate or dissolve, in each case if such transaction would reasonably be expected to prevent or materially delay the ability of the parties to consummate the transactions contemplated by this Agreement;

(H)    Engage in any transaction with any Affiliate, except in the ordinary course of business and consistent with past practices;

(I)    Make any capital or other equity contributions to any Person or acquire any capital stock or other equity securities or acquire any equity or ownership interest in or material assets or businesses of any Person, including any bank, corporation, partnership or other entity, in each case if such transaction would reasonably be expected to prevent or materially delay the ability of the parties to consummate the transactions contemplated by this Agreement; or

(J)    Agree to, or make any commitment to, take or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 6.03.

Section 6.04.    Registration Statement. IBG agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of filing and mailing to shareholders and at the time of the IBG Meeting and (iii) any other filings made under applicable federal or state banking or securities or other Laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. IBG further agrees that if it shall become aware of any information that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform GBNK thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement. IBG agrees to advise GBNK, promptly after IBG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of IBG Shares for offering or sale in any jurisdiction, of the initiation or, to the extent IBG is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. IBG agrees to promptly provide to GBNK copies of all correspondence between IBG or any of its representatives, on the one hand, and the SEC, on the other hand, related to the Registration Statement.

Section 6.05.    NASDAQ Listing. IBG shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use commercially reasonable efforts to list, before the Closing Date, on the NASDAQ the IBG Shares to be issued to the GBNK stockholders in connection with the Merger.

Section 6.06.    Litigation and Claims. IBG shall promptly notify GBNK in writing of any litigation, or of any claim, controversy or contingent liability that individually, or taken together with other facts, events and circumstances, is reasonably expected to become the subject of litigation, against IBG or Independent Bank or affecting any of their respective properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. IBG shall promptly notify GBNK in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of IBG, threatened against IBG or Independent Bank that (i) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by IBG with respect hereto or thereto, or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.07.    Regulatory and Other Approvals. With the reasonable cooperation of GBNK, IBG shall use commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of (i) all third parties and (ii) all federal or state bank regulatory authorities or Governmental Authorities necessary to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement, including the applications for the prior approval of the Merger and the Bank Merger by the FRB (or appropriate Federal Reserve Bank acting on delegated authority), the TDB, the FDIC and the Colorado Division of Banking (collectively, the “Regulatory Approvals”). Provided that GBNK has promptly provided information reasonably requested by IBG and its comments to draft applications, and otherwise complied with Section 5.02, IBG shall file all such applications on or before the thirtieth (30th) day following the date of this Agreement. IBG shall use commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. IBG and GBNK shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Law relating to the exchange of information, all the information relating to IBG or GBNK, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. In addition, IBG shall keep GBNK reasonably informed as to the status of such applications and filings; IBG shall promptly furnish GBNK and its counsel with copies of all such regulatory filings and all correspondence with respect thereto to the extent permitted by applicable Law; and to the extent permitted by applicable Law, each party shall promptly advise the other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such approval will not be obtained or that the receipt of any such approval will be materially delayed. Notwithstanding anything to the contrary contained in this Agreement, IBG shall not be required to (and GBNK shall not be permitted to, without IBG’s prior written consent) take any action, or commit to take any action, or agree to any condition or restriction, involving IBG, GBNK or any of their respective Subsidiaries pursuant to this Section 6.07 or otherwise in connection with obtaining any permits, consents, approvals and authorizations that would reasonably be expected to be materially burdensome on IBG, GBNK, the Resulting Corporation or their respective Subsidiaries or require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, capital structure, compensation or fee arrangements of IBG, GBNK, the Resulting Corporation or any of their respective Subsidiaries (any of the foregoing, a “Burdensome Condition”); provided, however, that the following shall not be deemed to be a Burdensome Condition: any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by statute, regulation, or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof.

Section 6.08.    Other Agreements. IBG shall, and shall cause Independent Bank to, execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect the Merger and the Bank Merger and to take all actions reasonably necessary or required to consummate the transactions contemplated thereby in accordance with the terms hereof.

Section 6.09.    Employee Matters.

(A)    To the extent that an employee of GBNK and its Subsidiaries immediately prior to the Closing (collectively, the “Covered Employees”) becomes eligible to participate in an employee benefit plan maintained by the Resulting Corporation or any of its Subsidiaries (other than GBNK or its Subsidiaries) following the Effective Time, the Resulting Corporation shall cause such employee benefit plan to recognize the service of such Covered Employee with GBNK or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of the Resulting Corporation or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a similar Employee Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that, such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, or (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan. With respect to any health care, dental or vision plan of the Resulting Corporation or any of its Subsidiaries (other than GBNK and its Subsidiaries) in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, the Resulting Corporation shall (x) cause any preexisting condition limitations or eligibility waiting periods under such Resulting Corporation or Subsidiary plan (excluding any Employee Plan) to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the similar Employee Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) use commercially reasonable efforts to cause any health care, dental and vision expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) to be recognized for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of the Resulting Corporation or any of its Subsidiaries (excluding any Employee Plan), to the extent that any such amount was recognized for a similar purpose under the Employee Plans in which such Covered Employee participated immediately prior to the Effective Time.

(B)    From and after the date hereof, any written communications to the employees, officers or directors of GBNK or any of its Subsidiaries pertaining to compensation or benefit matters after the Closing or otherwise relating to the transactions contemplated by this Agreement, shall be in the form of mutually agreeable communications, prepared in prior consultation with IBG, it being agreed that IBG and GBNK shall cooperate, including by providing IBG a reasonable period of time to review any such communication, in providing mutually agreeable communications.

(C)    For a period beginning at the Effective Time and continuing through the first anniversary thereof, the Resulting Corporation and its Subsidiaries shall provide severance to each Covered Employee pursuant to the terms and conditions of the severance plan or policy of GBNK or its Subsidiaries applicable to such Covered Employee as of the date hereof (in each case, as set forth on Confidential Schedule 6.09(C)).

(D)    Prior to the Effective Time, GBNK may pay to each Covered Employee who at the time of the payment is then participating in any GBNK annual cash bonus plan or annual cash incentive plan in effect for the 2018 fiscal year identified on Confidential Schedule 6.09(D) (the “Annual Bonus Plans”) a bonus under such Annual Bonus Plans for the period between January 1, 2018 and the Closing Date; provided that, the aggregate of such bonus payments must not exceed GBNK’s unpaid aggregate accrual for such bonus payments as of the Closing Date (the “Bonus Accrual Amount”). The Bonus Accrual Amount shall be based on the amount accrued by GBNK in respect of the Annual Bonus Plans in the ordinary course of business consistent with past practices and in accordance with GAAP based on GBNK’s actual performance for the period from January 1, 2018 through the latest practicable date prior to the Closing Date. The Bonus Accrual Amount shall be allocated among such Covered Employees in the ordinary course of business consistent with past practices. GBNK shall consult with IBG regarding the determination and allocation of the Bonus Accrual Amount and consider IBG’s comments on such determination and the allocation thereof in good faith. For the avoidance of doubt, (i) if bonuses are paid to employees under the Annual Bonus Plans in the ordinary course of business consistent with past practices prior to the Effective Time, this Section 6.09(D) shall have no force and effect and (ii) any bonuses paid pursuant to this Section 6.09(D) shall be paid in a manner which avoids the duplication of any benefits which may be provided under any other Employee Plan.

(E)    From and after the Effective Time, the Resulting Corporation shall, or shall cause its Subsidiaries to, (i) assume and honor the Employee Plans set forth on Confidential Schedule 3.28 in accordance with their terms; provided that, nothing herein shall prohibit the Resulting Corporation from amending, suspending or terminating any such Employee Plan to the extent permitted by the governing documents of such Employee Plan or applicable Law, and (ii) honor and discharge all GBNK’s and the GBNK Subsidiaries’ obligations and assume all of its and their defenses under existing change of control and employment agreements to which GBNK or any GBNK Subsidiary is a party that are set forth on Confidential Schedule 3.28. Without limiting the generality of Section 10.13, the provisions of this Section 6.09 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (a) establish, amend or modify any Employee Plan or any other employee benefit plan, program, agreement or arrangement maintained or sponsored by the Resulting Corporation, IBG, GBNK or any of their respective affiliates; (b) alter or limit the ability of IBG or any of its Subsidiaries to amend, modify or terminate any Employee Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (c) confer upon any current or former employee, officer, director or independent contractor any right to employment or continued employment or continued service with the Resulting Corporation or any of its Subsidiaries (including, following the Closing Date, GBNK and its Subsidiaries), or constitute or create an employment agreement with any employee.

Section 6.10.    Adverse Changes. IBG shall promptly notify GBNK in writing if any change shall have occurred or, to the Best Knowledge of IBG, been threatened (or any development shall have occurred or, to the Best Knowledge of IBG, been threatened involving a prospective change) in the business, financial condition, or operations of IBG and/or Independent Bank that has resulted in or may reasonably be expected to result in a Material Adverse Change with respect to IBG or Independent Bank or lead to a failure to obtain necessary regulatory approval of the transactions contemplated by this Agreement.

Section 6.11.    Issuance of IBG Common Shares. The IBG Shares to be issued by IBG to the stockholders of GBNK pursuant to this Agreement will, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The IBG Shares to be issued to the stockholders of GBNK pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of GBNK or any other Person, and are not and will not be restricted securities under the Securities Act, except for IBG Shares issued by IBG to any GBNK stockholders who may be deemed to be an “affiliate” of IBG under the Securities Act after completion of the Merger.

Section 6.12.    Access to Properties and Records. To the extent permitted by applicable Law, IBG shall and shall cause each of its Subsidiaries, upon reasonable notice from GBNK to IBG to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of GBNK reasonable access to the properties, books and records of IBG and its Subsidiaries during regular business hours in order that GBNK may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of IBG and its Subsidiaries, and (b) furnish GBNK with such additional financial and operating data and other information as to the business and properties of IBG as GBNK may, from time to time, reasonably request; provided, however, that GBNK shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of IBG and each IBG Subsidiary. No investigation by GBNK or its representatives shall affect the representations and warranties set forth herein.

Section 6.13.    Director and Officer Indemnification. From and after the Effective Time, the Resulting Corporation shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, each present and former officer, director and employee of GBNK and any GBNK Subsidiary against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses damages or liabilities arising, in whole or in part, out of matters, actions or omissions occurring at or prior to the Effective Time and arising out of or pertaining to the fact that such person is or was an officer, director or employee of GBNK or any GBNK Subsidiary (including, without limitation, matters, actions or omissions related to the negotiation, execution, approval and performance of this Agreement or consummation of the Merger), including advancement of expenses as further specified below. If the Resulting Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Resulting Corporation or the surviving company shall assume the obligations set forth in this Section 6.13 prior to or simultaneously with the consummation of such transaction. The Resulting Corporation shall also advance expenses as incurred by any such indemnified party hereunder to the fullest extent permitted by applicable Law; provided that the indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification. The Resulting Corporation shall reasonably cooperate with the indemnified party, and the indemnified party shall reasonably cooperate with the Resulting

Corporation, in the defense of any such claim, action, suit, proceeding or investigation. The obligations of the Resulting Corporation under this Section 6.13 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any party entitled to indemnification hereunder without the prior consent of such affected party. The provisions of this Section 6.13 shall survive the Effective Time and are intended for the benefit of, and shall be enforceable by, each party entitled to indemnification hereunder and his or her heirs and representatives.

Section 6.14.    Appointment of Directors. Effective immediately after the Effective Time, the IBG Board shall adopt resolutions and take such other action as necessary to appoint Edward B. Cordes and Paul W. Taylor (the “GBNK Nominees”) to the IBG Board, each for a term expiring at the next annual meeting of the shareholders of IBG following the Effective Time. IBG shall nominate, and recommend that the IBG shareholders elect, each of the GBNK Nominees to the IBG Board as a Class III director at the 2019 annual meeting of IBG shareholders. Notwithstanding the foregoing, IBG’s obligation to nominate and recommend each GBNK Nominee is subject to such GBNK Nominee’s compliance with IBG’s governance and ethics policies in place from time to time, as reasonably determined by IBG’s Corporate Governance and Nominating Committee.

Section 6.15.    Section 16 Matters. Each of the GBNK Board and the IBG Board shall, prior to the Effective Time, take all such reasonable actions as may be necessary or appropriate pursuant to Rule 16b-3 under the Exchange Act to exempt the conversion of GBNK Shares and GBNK equity awards pursuant to the terms of this Agreement by officers and directors of GBNK subject to the reporting requirements of Section 16(a) of the Exchange Act or by officers or directors of GBNK who may become an officer or director of the Resulting Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the GBNK Board shall adopt resolutions that specify (A) the name of each individual whose disposition of GBNK Shares (or GBNK equity awards) is to be exempted, (B) the number of GBNK Shares (and GBNK equity awards) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the IBG Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of IBG Shares (or IBG equity awards) is to be exempted, (B) the number of IBG Shares (and IBG equity awards) to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Each party shall provide to counsel of the other party for its review (x) copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and (y) copies of such resolutions as adopted, and each party shall provide the other party with such information as shall be reasonably necessary for the other party’s board of directors to set forth the information required in the resolutions of such board of directors.

Section 6.16.    Dividends. After the date of this Agreement, IBG and GBNK shall coordinate with the other the declaration of any dividends in respect of IBG Shares and GBNK Shares and the record dates and payment dates relating thereto, it being the intention of the parties that holders of GBNK Shares shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their GBNK Shares and any IBG Shares any such holder receives in exchange therefor in the Merger.

Section 6.17.    Takeover Statutes. No party shall take any action that would cause this Agreement, the Merger or any of the other transactions contemplated by this Agreement to be subject to requirements imposed by any takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (any such Laws, “Takeover Statutes”), and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated by this Agreement, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

Section 6.18.    Untrue Representations. IBG shall promptly notify GBNK in writing if IBG becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information provided by IBG to GBNK, any confidential schedule to this Agreement or any representation or warranty made by IBG in Article IV or that results in IBG’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.19.    Transaction Litigation. IBG shall give GBNK prompt notice of any litigation against IBG and/or its directors relating to the Merger and the other transactions contemplated by this Agreement and shall give GBNK the opportunity to participate, at GBNK’s cost, in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the prior written consent of GBNK, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of IBG and GBNK in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation and any documents to be prepared or filed in connection therewith, which will be reasonably considered in good faith by the litigating party.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GBNK

The obligations of GBNK to effect the Merger are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by GBNK:

Section 7.01.    Representations and Warranties. (i) Each of the representations and warranties of IBG set forth in Section 4.01(B), Section 4.02, Section 4.03 (other than inaccuracies that are de minimis in amount and effect), Section 4.04(B), Section 4.16, and Section 4.36 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), (ii) each of the representations and warranties of IBG set forth in Section 4.01(A) and Section 4.04(A) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), and (iii) each of the other representations and warranties of IBG set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Change” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (iii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Change” set forth therein), individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Change in IBG.

Section 7.02.    Performance of Obligations. IBG shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and obligations required by this Agreement to be performed or complied with by IBG at or before the Effective Time.

Section 7.03.    Government Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated, and no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Burdensome Condition.

Section 7.04.    No Restraints. No order, injunction, decree or judgment issued by any court or Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement.

Section 7.05.    Delivery of Closing Documents. GBNK shall have received all documents required to be delivered by IBG on or before the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to GBNK.

Section 7.06.    Shareholder Approvals. Each of the Requisite GBNK Stockholder Approval and the Requisite IBG Shareholder Approval shall have been obtained.

Section 7.07.    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved.

Section 7.08.    Listing of IBG Shares. The IBG Shares to be issued to the GBNK stockholders as the Merger Consideration in the Merger shall have been approved for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.

Section 7.09.    No Material Adverse Change. Since the date of this Agreement, no Material Adverse Change shall have occurred with respect to IBG.

Section 7.10.    Tax Opinion. GBNK shall have received an opinion (reasonably acceptable in form and substance to GBNK) from Shapiro Bieging Barber Otteson LLP, dated as of the Closing Date, to the effect that for federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of § 368(a) of the Code. Such opinion will be based upon representations of the parties contained in this Agreement and in the tax representation letters described in Section 1.12(C).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IBG

The obligations of IBG to effect the Merger are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by IBG.

Section 8.01.    Representations and Warranties. (i) Each of the representations and warranties of GBNK set forth in Section 3.01(B), Section 3.02, Section 3.03(A) (other than inaccuracies that are de minimis in amount and effect), Section 3.04(B), Section 3.16, and Section 3.42 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), (ii) each of the representations and warranties of GBNK set forth in Section 3.01(A), Section 3.03(B) and Section 3.04(A) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), and (iii) each of the other representations and warranties of GBNK set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Change” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (iii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Change” set forth therein), individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Change in GBNK.

Section 8.02.    Performance of Obligations. GBNK shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and obligations required by this Agreement to be performed or complied with by GBNK at or before the Effective Time.

Section 8.03.    Delivery of Closing Documents. IBG shall have received all documents required to be delivered by GBNK on or before the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to IBG.

Section 8.04.    Government Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated, and no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Burdensome Condition.

Section 8.05.    No Restraints. No order, injunction, decree or judgment issued by any court or Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement.

Section 8.06.    No Material Adverse Change. Since the date of this Agreement, no Material Adverse Change shall have occurred with respect to GBNK.

Section 8.07.    Shareholder Approvals. Each of the Requisite GBNK Stockholder Approval and the Requisite IBG Shareholder Approval shall have been obtained.

Section 8.08.    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved.

Section 8.09.    Listing of IBG Shares. The IBG Shares to be issued to the GBNK stockholders as the Merger Consideration in the Merger shall have been approved for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.

Section 8.10.    Additional Agreements. The Additional Agreements executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

Section 8.11.    Tax Opinion. IBG shall have received an opinion (reasonably acceptable in form and substance to IBG) from Wachtell, Lipton, Rosen & Katz, dated as of the Closing Date, to the effect that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of § 368(a) of the Code. Such opinion will be based upon representations of the parties contained in this Agreement and in the tax representation letters described in Section 1.12(C).

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.01.    Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time before the Effective Time (except as otherwise set forth in this Section 9.01), whether before or after approval by the GBNK stockholders or IBG shareholders as follows, and in no other manner:

(A)    By the mutual written consent of GBNK and IBG, duly authorized by the GBNK Board and the IBG Board, respectively.

(B)    By either GBNK or IBG if the Closing shall not have occurred on or before April 2, 2019 (the “Closing Date Deadline”); provided, however, that the right to terminate this Agreement under this Section 9.01(B) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement.

(C)    By either IBG or GBNK if (i) any Regulatory Approval required to be obtained pursuant to Section 8.04 or Section 7.03 has been denied by the relevant Governmental Authority and such denial has become final and nonappealable or if any such Regulatory Approval includes, or will not be issued without, the imposition of a Burdensome Condition, or (ii) any Governmental Authority of competent jurisdiction shall have issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, injunction, decree, ruling or other action shall have been final and nonappealable.

(D)    By IBG, if GBNK shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure, if continuing on the Closing Date, would, individually or together with all other such uncured breaches or failures by GBNK, constitute grounds for the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied on the Closing Date, and such breach or failure shall not have been cured within a period of thirty (30) calendar days after written notice from IBG (or such fewer days as remain prior to the Closing Date Deadline).

(E)    By GBNK, if IBG shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure, if continuing on the Closing Date, would, individually or together with all other such uncured breaches or failures by IBG, constitute grounds for the conditions set forth in Section 7.01 or Section 7.02 not to be satisfied on the Closing Date, and such breach or failure shall not have been cured within a period of thirty (30) calendar days after written notice from GBNK (or such fewer days as remain prior to the Closing Date Deadline).

(F)    By either IBG or GBNK, if (i) the Requisite GBNK Stockholder Approval shall not have been obtained at the GBNK Meeting, or any adjournment or postponement thereof, called for such purpose at which a vote on this Agreement is taken, or (ii) the Requisite IBG Shareholder Approval shall not have been obtained at the IBG Meeting, or any adjournment or postponement thereof, called for such purpose at which a vote on this Agreement is taken; provided, however, that the right to terminate this Agreement under this Section 9.01(F) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Requisite GBNK Stockholder Approval or the Requisite IBG Shareholder Approval, as applicable, to be obtained and such action or failure to act constitutes a material breach of this Agreement.

(G)    By IBG, if GBNK or the GBNK Board shall have made a GBNK Change in Recommendation or failed to comply in any material respect with its obligations under Section 1.08(B) or Section 5.10.

(H)    By GBNK, if IBG or the IBG Board shall have failed to comply in any material respect with its obligations under Section 1.08(D).

(I)    By GBNK, at any time within two Business Days following the Determination Date (defined below) if both of the following conditions are satisfied:

(1)    The number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “IBG Ratio”) shall be less than 0.85; and

(2)    (x) the IBG Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (2)(y);

subject, however, to the following three sentences. If GBNK elects to exercise its termination right pursuant to this Section 9.01(I), it shall give written notice to IBG. Following its receipt of such notice, IBG shall have the option, at its sole discretion, to increase the consideration to be received by the GBNK stockholders hereunder, by adjusting the Exchange Ratio (calculated to the nearest ten-thousandth) to a number (rounded to the nearest ten-thousandth) equal to the quotient of (A) the product of (i) the product of the Starting Price, multiplied by 0.85, multiplied by (ii) the Exchange Ratio, divided by (B) the Average Closing Price. If IBG so elects, it shall give prompt written notice to GBNK of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.01(I) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 9.01(I), the following terms shall have the meanings indicated:

“Average Closing Price” has the meaning set forth in Section 1.05(C).

“Determination Date” shall mean the third trading day prior to the Closing Date.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on and including the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on a given date.

“Index Price on the Starting Date” shall mean 4,310.34.

“Starting Price” shall mean $78.60.

Section 9.02.    Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided for in Section 10.06.

Section 9.03.    Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 9.01, no party to this

Agreement shall have any further liability or obligation in respect of this Agreement, except that (A) the provisions of Sections 9.03, 9.04, 10.02, 10.07, 10.11, and 10.14 and the Confidentiality Agreement shall survive any such termination of the Agreement and abandonment of the Merger and (B) notwithstanding anything to the contrary, neither IBG nor GBNK shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

Section 9.04.    Termination Fee.

(A)    In the event that (i) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the board of directors of GBNK or has been made directly to its stockholders generally, or any Person shall have publicly announced an Acquisition Proposal, (ii) thereafter this Agreement is terminated (A) by GBNK or IBG pursuant to Section 9.01(B) (if the Requisite GBNK Stockholder Approval has not theretofore been obtained but all other conditions set forth in Article VII had been satisfied or were capable of being satisfied prior to such termination), (B) by IBG pursuant to Section 9.01(D) as a result of a willful breach, or (C) by GBNK or IBG pursuant to Section 9.01(F)(i), and (iii) prior to the date that is twelve (12) months after the date of such termination, GBNK consummates a transaction included within the definition of Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, in each case, whether or not relating to the same Acquisition Proposal as that referenced in clause (i), then GBNK shall on the earlier of (x) the date such a transaction is consummated or (y) the date any such definitive agreement is entered into, as applicable, pay IBG a fee equal to $40,000,000 (the “Termination Fee”) by wire transfer of immediately available funds; provided, that, for purposes of this Section 9.04(A), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

(B)    In the event this Agreement is terminated by IBG pursuant to Section 9.01(G), then GBNK shall, within two Business Days after the date of termination, pay IBG the Termination Fee by wire transfer of immediately available funds.

(C)    In the event this Agreement is terminated by GBNK pursuant to Section 9.01(H), then IBG shall, within two Business Days after the date of termination, pay GBNK the Termination Fee by wire transfer of immediately available funds.

(D)    Each of GBNK and IBG acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, IBG and GBNK, respectively, would not enter into this Agreement; accordingly, if GBNK or IBG, as applicable, fails promptly to pay the amount due pursuant to this Section 9.04, and, in order to obtain such payment, IBG or GBNK (as applicable) commences a suit which results in a judgment against GBNK or IBG (as applicable) for the fee set forth herein or any portion thereof, GBNK or IBG, as applicable, shall pay to the other party its fees and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if IBG or GBNK fails to pay the amounts payable pursuant to this Section 9.04, then IBG or GBNK, as applicable, shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date such payment was required to be made plus 200 basis points for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by GBNK or IBG pursuant to this Section 9.04 constitute liquidated damages and not a penalty, and, except in the case of fraud, or willful breach of this Agreement, shall be the sole monetary remedy of IBG or GBNK, as applicable, in the event of a termination of this Agreement specified in such section. In no event shall any party be required to pay the Termination Fee more than once. Each party’s obligation to pay the Termination Fee shall survive termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01.    No Survival of Representations and Warranties. The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing.

Section 10.02.    Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

Section 10.03.    Entire Agreement. This Agreement (including the documents and instruments referred to herein), the Confidentiality Agreement, and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 10.04.    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any

party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances which the limitations of the preceding sentence applies. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate applicable Law.

Section 10.05.    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 10.06.    Notices. All notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

(A)    If given to GBNK, or to an officer thereof, in such officer’s official capacity, at GBNK’s mailing address or transmission number set forth below (or such address or transmission number as GBNK may give notice to IBG by like notice):

Paul W. Taylor

President and CEO

Guaranty Bancorp

1331 17th Street, Suite 200

Denver, Colorado 80202

Facsimile: (303) 296-0228

Email: paul.taylor@gbnk.com

with a copy (which shall not constitute notice) to:

Christian Otteson, Esq.

Shapiro Bieging Barber Otteson, LLP

4582 South Ulster Street Parkway, Suite 1650

Denver, Colorado 80237

Facsimile: (720) 488-7711

Email: cotteson@sbbolaw.com

(B)    If given to IBG, or to an officer thereof, in such officer’s official capacity, at IBG’s mailing address or transmission number set forth below (or such address or transmission number as IBG may give notice to GBNK by like notice):

Mr. David R. Brooks

Chairman of the Board and CEO

Independent Bank Group, Inc.

1600 Redbud Blvd., Suite 400

McKinney, Texas 75069

Facsimile: 972-562-5496

Email: drbrooks@ibtx.com

with a copy (which shall not constitute notice) to:

Mark Haynie, Esq.

Executive Vice President and General Counsel

Independent Bank Group, Inc.

1600 Redbud Blvd., Suite 400

McKinney, Texas 75069

Facsimile: 972-562-5496

Email: mhaynie@ibtx.com

and with a copy (which shall not constitute notice) to:

Edward D. Herlihy, Esq.

Jacob A. Kling, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Email: EDHerlihy@wlrk.com

 JAKling@wlrk.com

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 10.07.    GOVERNING LAW; JURISDICTION. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IN ADDITION, EACH PARTY (A) SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF (AND ONLY IF) SUCH COURT FINDS IT LACKS SUBJECT MATTER JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN DELAWARE, AND APPELLATE COURTS THEREOF, IN THE

EVENT THAT ANY DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISES OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (C) AGREES THAT IT WILL NOT BRING ANY PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN THE ABOVE-NAMED COURTS AND (D) AGREES THAT IT WILL NOT SEEK TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT (I) ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, (II) ANY SUCH PROCEEDING SHOULD BE TRANSFERRED OR REMOVED TO ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS, (III) ANY SUCH PROCEEDING SHOULD BE STAYED BY REASON OF THE PENDENCY OF SOME OTHER PROCEEDING IN ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS OR (IV) THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY THE ABOVE-NAMED COURTS. EACH PARTY AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 10.06.

Section 10.08.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE PROCEEDING, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

Section 10.09.    Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.10.    Certain Definitions.

(A)    “Affiliate” means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(B)    “Best Knowledge” means, (i) with respect to IBG, the actual knowledge of those Persons set forth on Confidential Schedule 10.10(B)(i), and (ii) with respect to GBNK, the actual knowledge of those Persons set forth on Confidential Schedule 10.10(B)(ii). For purposes of this definition, a named Person shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such Person in the course of the management reporting practices of IBG or GBNK, as applicable.

(C)    “Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in McKinney, Texas are authorized or required by applicable Law or any Governmental Authority to close.

(D)    “Environmental Laws” means any applicable federal, state, or local Laws now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. § 7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.

(E)    “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.

(F)    “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of GBNK or any GBNK Subsidiary or IBG or any IBG Subsidiary, as applicable, in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(G)    “IBG Property” or “IBG Properties” means all real property owned or leased by IBG or any IBG Subsidiary, including properties that any IBG Subsidiary has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

(H)    “Investment Securities” means a security held by Guaranty Bank and reflected as an asset of Guaranty Bank or held by Independent Bank and reflected as an asset of Independent Bank, as applicable, in accordance with GAAP.

(I)    “Law” or “Laws” means any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

(J)    “Material Adverse Change” means, with respect to GBNK or IBG, as applicable, any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, (a) has resulted in, or would reasonably be expected to result in, a material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), business or results of operations of such party and its Subsidiaries, taken as a whole, other than, in the case of this clause (a), any event, circumstance, development, change, occurrence or effect to the extent resulting from (i) any change occurring after the date hereof in any federal or state Law, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, unless such changes have a materially disproportionate adverse effect on a party relative to other similarly situated companies in the industry in which such party operates, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates unless such changes have a materially disproportionate adverse effect on a party relative to other similarly situated companies in the industry in which such party operates, (iii) general changes in credit markets or general downgrades in credit markets unless such changes have a materially disproportionate adverse effect on a party relative to other similarly situated companies in the industry in which such party operates, (iv) changes after the date hereof in GAAP that affect financial institutions generally, unless such changes have a materially disproportionate adverse effect on a party relative to other similarly situated companies in the industry in which such party operates, (v) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of GBNK Shares or IBG Shares (as applicable), in and of itself, but not including any underlying causes thereof, (vi) changes resulting from acts of terrorism or war unless such changes have a materially disproportionate adverse effect on a party relative to other similarly situated companies in the industry in which such party operates, (vii) actions of a party or its Subsidiaries taken at the express written request, or with the express prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby, or (viii) the public disclosure of this Agreement, or (b) prevents, or would reasonably be expected to prevent, such party from consummating the Closing (including the Merger and the Bank Merger).

(K)    “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

(L)    “Property” or “Properties” means all real property owned or leased by GBNK or any GBNK Subsidiary, including properties that any GBNK Subsidiary has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

(M)    “Regulatory Agency” means (i) the SEC, (ii) any self-regulatory organization, (iii) the FRB, (iv) the FDIC, (v) the Texas Department of Banking (the “TDB”), (vi) the Colorado Division of Banking and (vii) any other federal or state governmental or regulatory agency or authority.

(N)    “Subsidiary” means, in the case of either GBNK or IBG, any Person in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest or otherwise has, directly or indirectly, the right to elect or appoint a majority of the directors or other Persons performing similar functions.

Section 10.11.    Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.

Section 10.12.    Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Confidential Schedule, such reference shall be to an Article or Section of, or an Exhibit or Confidential Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors or assigns. References to IBG relating to periods after the Effective Time shall mean the Resulting Corporation.

Section 10.13.    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other Person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. Notwithstanding any other provision of this Agreement, it is specifically intended by the parties to this Agreement that the persons entitled to the benefits of the covenants contained in Section 6.13 are third-party beneficiaries solely with respect to such section. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 10.13 shall be void and of no effect.

Section 10.14.    Public Disclosure. None of IBG, Independent Bank, GBNK or any GBNK Subsidiary will make, issue or release, or cause to be made, issued or released, any announcement, public statement, press release, or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, IBG and GBNK, upon prior written notice to the other party, will be permitted to make, subject to the terms of this Agreement, any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state Laws or that may be necessary to obtain regulatory approval for, or to otherwise effect, the transactions contemplated hereby.

Section 10.15.    Extension; Waiver. At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to this Section 10.15) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 10.16.    Amendments. This Agreement may be amended by a written instrument signed by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the GBNK stockholders or the IBG shareholders; but after the approval of this Agreement by the GBNK stockholders or the IBG shareholders, there shall not be, without the further approval of such stockholders or shareholders, as applicable, any amendment of this Agreement that requires such further approval under applicable Law.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks
Chairman of the Board and CEO

GUARANTY BANCORP

By:	/s/ Paul W. Taylor
Paul W. Taylor
President and CEO

[Signature Page to Agreement and Plan of Reorganization]